UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
❒	Definitive Additional Materials
❒	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P. O. Box 179

300 N. Main Street

Moorefield, West Virginia 26836

April 7, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be held on Thursday, May 14, 2009, at 1:00 p.m., EDT, at the Company’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

It is important that your shares be represented at the Meeting.  Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid.  If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call Teresa Ely, Director of Shareholder Relations, (304) 530-1000.

At the Annual Meeting, in addition to the election of five (5) directors to serve until 2012 and the ratification of the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2009, we will seek stockholder approval of the 2009 Officer Stock Option Plan, providing for the issuance of options to purchase up to 350,000 shares of our common stock.  The 2009 Officer Stock Option Plan would replace the 1998 Officer Stock Option Plan which expired on May 5, 2008.

You are urged to read the accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Company, the independent registered public accounting firm of the Company, and the 2009 Officer Stock Option Plan.

                                    Very truly yours,

                                    Oscar M. Bean
                                    Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our 2008 Annual Report, are available free of charge on the following website:  www.summitfgi.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m., EDT, on May 14, 2009
PLACE	Summit Financial Group, Inc.
Corporate Office
300 N. Main Street
Moorefield, West Virginia 26836
ITEMS OF BUSINESS	(1) To elect five (5) directors to serve until
2012;
(2) To approve the adoption of the 2009 Officer Stock Option Plan;
(3) To ratify the selection of Arnett & Foster,
PLLC as the Company’s independent
registered public accounting firm for the
year ending December 31, 2009; and
(4) To transact such other business as may
properly come before the Meeting. The
Board of Directors at present knows of no
other business to come before the Annual
Meeting.
RECORD DATE	Only those shareholders of record at the close of business on March 31, 2009, shall be entitled to notice and to vote at the Meeting.
ANNUAL REPORT	Our 2008 Annual Report, which is not part of the proxy materials, is enclosed.
PROXY VOTING
It is important that your shares be represented and voted at the Meeting.  Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.  Any proxy may be revoked prior to its exercise at the Meeting.

April 7, 2009	Oscar M. Bean
Chairman of the Board

TABLE OF CONTENTS
                                                         Page

PROXY STATEMENT	1
Principal Executive Office of the Company	1
Shareholders Entitled to Vote	1
Multiple Shareholders Sharing the Same Address	1
Proxies	1
Vote By Mail	2
Voting at the Annual Meeting	2
Voting on Other Matters	2
Required Vote	2
Cost of Proxy Solicitation	3
Shareholder Account Maintenance	3
Section 16(a) Beneficial Ownership Reporting Compliance	3
GOVERNANCE OF THE COMPANY	5
Board and Committee Membership	5
Executive Committee	5
Audit and Compliance Committee	5
Compensation and Nominating Committee	6
Policies and Procedures Relating to Nomination of Directors	7
Processes and Procedures Relating to Executive Compensation	7
Independence of Directors and Nominees	9
Review and Approval of and Description of Transactions with Related Persons	10
Policies and Procedures	10
Transactions with Related Persons	10
Shareholder Communication with Directors	11
Board Member Attendance at Annual Meeting	11
Corporate Policies	11
ITEM 1 - ELECTION OF DIRECTORS	12
Security Ownership of Directors and Officers	12
Family Relationships	13
NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2012	14
DIRECTORS WHOSE TERMS EXPIRE IN 2011	15
DIRECTORS WHOSE TERMS EXPIRE IN 2010	16
ITEM 2 – PROPOSAL TO APPROVE 2009 OFFICER STOCK OPTION PLAN	17
Purpose of the Officer Plan	17
Common Stock Available	17
Types of Awards	18
Eligibility for Participation	18
Option Agreement	18
Option Price	18
Stock Holding Period Upon Exercise of Qualified Options	19
Restrictions on Issuing Shares	19
Adjustments	19
Option Expiration	20

i

Option Termination	20
Administration	20
Officer Plan Effective Date	21
Officer Plan Expiration	21
Amendment and Termination of the Officer Plan	21
Registration of Common Stock	21
Initial Option Grants	21
Federal Income Tax Consequences	22
Resale of Common Stock by Officer Plan Participants	23
Change of Control Provisions	23
Considerations For and Against the Proposal	24
Vote Required	24
ITEM 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
AUDIT AND COMPLIANCE COMMITTEE REPORT	26
Fees To Arnett & Foster, PLLC	26
Audit and Compliance Committee	27
COMPENSATION DISCUSSION AND ANALYSIS	28
Introduction	28
Overview of Compensation Philosophy	28
Setting Executive Compensation	29
Plans Covering All Employees	33
Potential Payments Upon Termination or Change of Control	33
Compensation of Named Executive Officers	39
EXECUTIVE COMPENSATION	40
Summary Compensation Table	40
Grants of Plan-Based Awards	42
Outstanding Equity Awards at December 31, 2008	44
Options Exercised and Stock Vested During 2008	47
Pension Benefits	48
Estimated Payments Upon Termination	50
Director Compensation 2008	53
COMPENSATION AND NOMINATING COMMITTEE REPORT	55
Compensation and Nominating Committee	55
EXECUTIVE OFFICERS	56
PRINCIPAL SHAREHOLDER	57
REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS	58
Stock Transfers	59
ANNUAL REPORT	59
FORM 10-K	59
Appendix A - 2009 Officer Stock Officer Plan

ii

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 14, 2009, beginning at 1:00 p.m.  The meeting will be held at Summit’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 7, 2009.

Principal Executive Office of the Company

The principal executive office of the Company is 300 North Main Street, Moorefield, West Virginia 26836.

Shareholders Entitled to Vote

Holders of record of Summit common shares at the close of business on March 31, 2009, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 7,415,310 common shares outstanding.  Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple security holders sharing an address.  This practice, known as “householding,” is designed to reduce printing and postage costs.  However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Ely, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tely@summitfgi.com.

Proxies

Your vote is important.  Shareholders of record may vote their proxies by mail.  If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting in person at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly.  Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions.  If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you.  As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 7,415,310 shares of common stock outstanding which are held by approximately 1,290 shareholders of record.  A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of directors.  Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held.  However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors.  Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2009 Annual Meeting, the total number of directors to be elected is five (5) in the class expiring in 2012.  Each shareholder has the right to cast five (5) votes for each share of stock held on the record date.

If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates.  Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class.  If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

For purposes of adopting the 2009 Officer Stock Option Plan and ratification of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ended December 31, 2009, an affirmative vote of a majority of the votes cast on these proposals is required.  In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies.  Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, or by facsimile transmission.  Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock.  Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our transfer agent.  All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
www.rtco.com
(800) 368-5948

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers, and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in Summit shares with the SEC.  Based on our records and other information, in 2008, all directors, officers, and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements under Section 16(a), except as follows: James M. Cookman had one (1) late report relating to three (3) transactions.

In March, 2003, an investment option was added to the Directors’ Deferral Plan to permit directors to defer fees as an investment in phantom stock representing the economic equivalent of shares of Summit common stock.  During our review of our compensation plans in connection with amendments to Internal Revenue Code Section 409A, we became aware that acquisition of phantom stock should be reported under Section 16(a).  Based on the Section 16(a) reports and amendments furnished to us by our insiders, we believe that certain directors inadvertently failed to file required reports with respect to this plan since the investment option was added.  For transactions in 2008, the following directors had the following late reports: Frank A. Baer, III (8 late reports relating to 8 transactions), Oscar M. Bean (7 late reports relating to 7 transactions), Dewey F. Bensenhaver (9 late reports relating to 9 transactions), James M. Cookman (10 late reports relating to 10 transactions), John W. Crites (11 late reports relating to 11 transactions), Thomas J. Hawse, III (11 late reports relating to 11 transactions), Gary L. Hinkle (11 late reports relating to 11 transactions), Gerald W. Huffman (11 late reports relating to 11 transactions), and Charles S. Piccirillo (12 late reports relating to 12 transactions).  These transactions related to the acquisition of shares of phantom stock representing the economic equivalent of shares of Summit common stock through the Company’s Directors’ Deferral Plan in 2008. All of the transactions involving the acquisition of phantom shares under the Director Deferral Plan were exempt from the short swing profit liability provisions of Section 16(b) of the Securities Exchange Act of 1934.

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2008, the Board of Directors met nine (9) times.  All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2008, with the exception of Frank A. Baer, III.

The Company has a standing Executive Committee, Audit and Compliance Committee, and a Compensation and Nominating Committee.

Executive Committee

The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors.  The members of the Company’s Executive Committee are Oscar M. Bean, Chairman, John W. Crites, Patrick N. Frye, Thomas J. Hawse, III, Gary L. Hinkle, H. Charles Maddy, III, Duke A. McDaniel, Ronald F. Miller, G. R. Ours, Jr., and Charles S. Piccirillo.  C. David Robertson is a non-voting member of the Executive Committee.  The Executive Committee met two (2) times in 2008.  Phoebe F. Heishman served as an alternate.

Audit and Compliance Committee

The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:

·           Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

·           Providing direction to and oversight of the Company’s internal audit function.

·           Reviewing and appraising the efforts of the Company’s independent auditors.

·           Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.

The Audit and Compliance Committee has adopted a written charter, a copy of which is available on the Company’s web site at www.summitfgi.com.

Current members of this committee are Thomas J. Hawse, III, Chairman, John W. Crites, Gary L. Hinkle, Gerald W. Huffman, Charles S. Piccirillo, and James P. Geary, II.  The Audit and Compliance Committee charter requires that the committee be comprised of five (5) or more directors.  The Audit and Compliance Committee met four (4) times in 2008.

Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.

Under the SEC rules, an “audit committee financial expert” has the following attributes:

·           An understanding of generally accepted accounting principles and financial statements;

·           An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves;

·           Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

·           An understanding of internal controls and procedures for financial reporting; and

·           An understanding of audit committee functions.

A person must possess all of the above attributes to qualify as an audit committee financial expert.

Based on Director Questionnaires, the Board of Directors has determined that John W. Crites, Thomas J. Hawse, III and James P. Geary, II of the Audit and Compliance Committee possess all of the above five attributes so as to be deemed “audit committee financial experts” under the SEC rules.  Each of these individuals is independent, as independence for audit committee members is defined in the NASDAQ listing standards

Also, John W. Crites, Thomas J. Hawse, III, and James P. Geary II each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules.  Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.  Mr. Crites, Mr. Hawse and Mr. Geary have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.

For information concerning the audit fees paid by the Company in 2008 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 26 of these Annual Meeting materials.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of a minimum of four (4) independent, outside directors.  The members of the Compensation and Nominating Committee during 2008 were Oscar M. Bean, Chairman, Dewey Bensenhaver, John W. Crites, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, and Charles S. Piccirillo.

The Compensation and Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website at www.summitfgi.com.

The Committee meets at scheduled times during the year as required, generally one to two times. The Committee reports on Committee actions at Board meetings.  The Committee has the authority to retain outside counsel and any other advisors as the Company may deem appropriate in its sole discretion.  The Compensation and Nominating Committee met three (3) times in 2008.

Policies and Procedures Relating to the Nomination of Directors

One purpose of the Committee is to assist the Board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the board of directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company’s corporate governance guidelines.

In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment.  The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders.  The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors.  For more information regarding these procedures, see Requirements, Including Deadline for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders on page 58 of these Annual Meeting materials.  The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations.  The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

With regard to the Compensation and Nominating Committee’s specific nominating responsibilities, see a copy of its current charter on the Company’s website at www.summitfgi.com.

Processes and Procedures Relating to Executive Compensation

Another purpose of the Compensation and Nominating Committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all grants of stock options.  The Compensation and Nominating Committee also annually reviews the Board Attendance and Compensation Policy which includes the compensation paid to the Board of Directors.  The Compensation and Nominating Committee recommends any revisions to the Board Attendance and Compensation Policy to the full Board of Directors for approval.  The Committee’s primary processes and procedures for carrying out these purposes include:

•           Scope of Authority. The Committee has the following duties and responsibilities:

•           Annually review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”) established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO.

•           Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all other Executive Officers.

•           Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.

•           Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans.  Except as otherwise delegated by the Board of Directors, the Committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans.  All such grants must be ratified by the Board of Directors.

•           Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

•           Produce an annual report of the committee on executive compensation for the Company’s annual proxy statement in compliance with applicable NASDAQ and SEC rules.

•           Delegation of Authority. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.

•           Role of Executive Officers.  The Chief Executive Officer provides the Committee with a verbal performance assessment and compensation recommendation for each of the other Executive Officers.  In addition to the following items, these performance assessments and recommendations are considered by the Committee in reviewing, approving and reporting to the Board the compensation arrangements of each Executive Officer other than the CEO:  (i) an assessment of the Company’s performance, (ii) the perquisites provided to the Executive Officers, (iii) the salaries paid by a peer group to executive officers holding equivalent positions, (iv) tally sheets showing the aggregate amount of all components of compensation paid to the Executive Officers, and (v) the complexity of the job duties of each Executive Officer.

•           Role of Independent Consultant.  The Committee has the authority to retain any advisors as the Committee deems appropriate in carrying out its duties.  The Committee has not retained the services of an independent consultant in reviewing and approving the form and amount of executive and director compensation.

For more information regarding the Committee’s philosophy and evaluation of executive performance, see the Compensation Discussion and Analysis beginning on page 28 of these Annual Meeting materials.

Independence of Directors and Nominees

The Board of Directors annually reviews the relationships of each member of the Board with the Company to determine whether each director is independent.  This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Board of Directors met on February 12, 2009, to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company.  At the meeting, the Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: Frank A. Baer, III , Oscar M. Bean, Dewey F. Bensenhaver, James M. Cookman, John W. Crites, James P. Geary, II, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, Gerald W. Huffman, Duke A. McDaniel, G. R. Ours, Jr. and Charles S. Piccirillo.

H. Charles Maddy, III, Patrick N. Frye and Ronald F. Miller are not independent because these individuals are executive officers of the Company.

The NASDAQ listing standards contain additional requirements for members of the Compensation and Nominating Committee and the Audit and Compliance Committee.  All of the directors serving on each of these committees is independent under the additional requirements applicable to such committees.

The Board also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company and each of the relationships satisfied the standards for independence:

•           Summit Community Bank, Inc., a subsidiary of the Company, provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2008 in the ordinary course of business and on substantially the same terms as those available to unrelated parties;

•           Frank A. Baer, III is affiliated with an entity that received commissions on the placement of property and casualty insurance by the Company;

•           Oscar M. Bean, James P. Geary, II, and Charles S. Piccirillo are partners of law firms that received payments for legal services provided to the Company or its subsidiaries during 2008;

•           Oscar M. Bean is a member of the Board of Directors of an organization that conducts business with a subsidiary of the Company and is the campaign chair of a non-profit entity that received a donation from the Company;

•           A subsidiary of the Company purchases grocery items from a supermarket owned by Thomas J. Hawse, III; and

•           The Company and its subsidiary advertise in a weekly newspaper owned by Phoebe F. Heishman.

Review and Approval of and Description of Transactions with Related Persons

Policies and Procedures

The Company has a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related party transactions must be approved by the Board of Directors.  At each calendar year’s first regularly scheduled meeting of the Board of Directors, management recommends Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable.  After review, the Board of Directors approves or disapproves such transactions.  The Board of Directors will review any new transactions at each subsequently scheduled meeting. Management will update the Board of Directors as to any material change to proposed transactions.

The Board of Directors will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.  No member of the Board of Directors will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person.  The Board of Directors will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Board of Directors determines in good faith.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Board of Directors for approval or preliminarily entered into by management subject to ratification by the Board of Directors, provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The policy was adopted by the Executive Committee of the Board of Directors in March, 2007.  The Board of Directors met on February 12, 2009, and reviewed all transactions with related parties since January 1, 2008, to determine if such transactions were required to be reported in this Proxy Statement.  The Board of Directors determined that no transaction met the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules and no transaction was required to be approved by the Board of Directors.

Transactions with Related Persons

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Summit and did not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Except for the transactions described in the above paragraph, the Company has not entered into any transactions with related persons since January 1, 2007, nor has the Company entered into a current transaction, in which the amount of the transaction exceeds $120,000 and in which a related person had or will have a direct or indirect material interest.

Shareholder Communication with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors.  Shareholders may send written communications to the Board of Directors or to any of the individual Directors c/o Assistant Corporate Secretary at the following address:  Summit Financial Group, Inc., P. O. Box 179, 300 N. Main Street, Moorefield, West Virginia 26836.  All communications will be compiled by the Assistant Corporate Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Eleven (11) of sixteen (16) members of the Board of Directors in 2008 attended the 2008 Annual Meeting of Shareholders.

Corporate Policies

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.  The Sarbanes-Oxley Act of 2002, among other things, establishes a number of new corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ.  In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee Charter and a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries.  The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”).  In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters.  A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors is divided into three (3) classes.  The terms of the Directors in each class expire at successive annual meetings.  Five (5) Directors will be elected at our 2009 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2012.  If the proposed nominees are elected, the Company will have a Board of Directors consisting of one class of six (6) directors and two classes of five (5) directors each.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.  Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors, with terms expiring in 2012, at the Annual Meeting:  James M. Cookman, Thomas J. Hawse, III, Gary L. Hinkle, Gerald W. Huffman, and H. Charles Maddy, III.  All of the nominees were recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company.  All of the nominees are directors standing for re-election.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected.  To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.  The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Security Ownership of Directors and Officers

As of March 6, 2009, the nominees and other Directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated on the following pages.  The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purposes.

All Directors and executive officers as a group owned 1,873,532 shares or 24.45% of the Company’s common stock as of March 6, 2009.  Each director of the Company is required to own a minimum of 2,000 shares of the Company’s common stock.  Ownership is defined as shares held solely in the director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the director owns a controlling interest.  Shares held jointly by a director and the director’s spouse are counted when determining whether a director owns 2,000 shares of the Company’s common stock as long as the director owns stock in his or her own name with a minimum value of at least $500, which is the minimum imposed by West Virginia law.  Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.

The Company requires that all directors retire at the end of the term during which the director attains the age of 70.  However, pursuant to the Merger Agreement with Potomac Valley Bank, the Company agreed that Messrs. McDaniel and Ours, Jr. would be exempt from the Company’s mandatory retirement requirement.  These individuals must retire at the end of the term during which they attain the age of 80.

Family Relationships

Dewey S. Bensenhaver is married to G. R. Ours, Jr.’s niece.

Name and Age as of the May 14, 2009, Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 6, 2009
NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2012
		Shares	%
James M. Cookman …(55)
Director of Summit Financial Group since 1994.  President of Cookman Insurance Group, Inc.; President of Cookman Realty Group, Inc.; Secretary/Treasurer of Apex Developers, Inc.; Member of BeaconNet, LLC; Member of Orchard View Estates, LLC; Member of Highland Estates, LLC; Vice President of Project Development of U.S. WindForce, LLC; Manager of West Virginia Land Sales, LLC.
		20,784(1)	*
Thomas J. Hawse, III ..(64)	Director of Summit Financial Group since 1988. President of Hawse Food Market, Inc.	40,259(2)	*
Gary L. Hinkle ………(59)	Director of Summit Financial Group since 1993. President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Corporation and H. T. Services, Inc.	284,430(3)	3.71%
Gerald W. Huffman …(64)	Director of Summit Financial Group since 2000. President of Potomac Trucking & Excavation, Inc., Huffman Logging, Inc. and G&T Repair, Inc.	60,000	*
H. Charles Maddy, III..(46)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Co-Chairman of Board of Directors of Summit Community Bank, a subsidiary of the Company, since June 2007. Chairman of Board of Directors of Summit Community Bank from 2002 to 2007. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002. Vice Chairman of the FHLB Board.	106,008(4)	1.38%

(1)	Includes 17,784 shares owned by self-directed 401(k) Retirement Plan.
(2)	Includes 1,500 shares owned by spouse, 4,109 shares owned by self-directed IRA FBO spouse, and 500 shares owned by children.
(3)	Includes 54,745 shares owned by Hinkle Trucking, Inc., 4,800 shares owned by spouse, and 500 shares owned as Custodian for grandchild.
(4)	Includes 8,009 shares owned by spouse, 20,767 fully vested shares held in Company’s ESOP and exercisable stock options for 71,200 shares; 2,768 shares are pledged as collateral.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 14, 2009, Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 6, 2009
DIRECTORS WHOSE TERMS EXPIRE IN 2011
		Shares	%
Frank A. Baer, III …..(48)	Director of Summit Financial Group since 1998. CEO of Commercial Insurance Services, an insurance brokerage firm.	25,519(1)	*
Patrick N. Frye ……..(50)
Director of Summit Financial Group since 2000.  Senior Vice President and Chief Credit Officer of Summit Financial Group since December 2003.  President and CEO of Summit Community Bank, a subsidiary of the Company, from 1998 to 2004.
		41,466(2)	*
Duke A. McDaniel ….(70)	Director of Summit Financial Group since 2000. Attorney at Law.	39,524(3)	*
Ronald F. Miller ……(65)	Director of Summit Financial Group since 1998. President and CEO of Summit Community Bank, a subsidiary of the Company, since 1998.	49,647(4)	*
G. R. Ours, Jr. ……….(77)	Director of Summit Financial Group and Vice Chairman of the Board since 2000. Retired President of Petersburg Oil Co. Director of Summit Community Bank, subsidiary of the Company, since 1974 and Chairman of the Board from 1995 to 2002.	231,500(5)	3.02%

(1)	Includes 592 shares owned by minor children.
(2)	Includes 5,074 fully vested shares held in Company’s ESOP and exercisable stock options for 28,400 shares.
(3)	Includes 30,176 shares that are pledged as collateral.
(4)	Includes 6,777 fully vested shares held in Company’s ESOP and exercisable stock options for 34,400 shares.
(5)	Includes 21,000 shares owned by spouse and 80,000 shares owned by children for whom director has continuous voting authority until rescinded.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 14, 2009, Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 6, 2009
DIRECTORS WHOSE TERMS EXPIRE IN 2010
		Shares	%
Oscar M. Bean ……..…(58)	Director of Summit Financial Group since 1987, Chairman of the Board since 1995. Managing partner of Bean & Bean, Attorneys at Law.	71,093(1)	*
Dewey F. Bensenhaver. (62)	Director of Summit Financial Group since 2000. Physician in private practice; Owner of farming operation.	49,040(2)	*
John W. Crites ……..…(68)	Director of Summit Financial Group since 1989. Chairman of Allegheny Wood Products, Inc.; partner in Allegheny Dimension, LLC; and principal stockholder of KJV Aviation, Inc.	548,816	7.16%
James P. Geary, II ..…..(53)	Director of Summit Financial Group since 2007. Partner of the law firm of Geary & Geary.	12,628(3)	*
Phoebe F. Heishman ....(68)	Director of Summit Financial Group since 1987, Secretary since 1995. Publisher and Editor of The Moorefield Examiner.	93,520(4)	1.22%
Charles S. Piccirillo …..(54)	Director of Summit Financial Group since 1998. Member in the law firm of Shaffer & Shaffer, PLLC; Partner, Lawoff Associates; President, Auggus Enterprises, Inc.	21,978(5)	*

(1)	Includes 4,850 shares owned by spouse, 2,340 shares owned by children.
(2)	Includes 4,769 shares owned by spouse, 13,544 shares owned by minor children, and 1,876 shares owned as a custodian for minor children.
(3)	Includes 136 shares owned as custodian for minor child.
(4)	Includes 1,760 shares owned by spouse and 20,135 shares owned by children for whom she has a power of attorney; 10,392 shares are pledged as collateral.
(5)	Includes 409 shares owned by spouse.

* Indicates director owns less than 1% of the Company’s Common Stock.

ITEM 2 – PROPOSAL TO APPROVE 2009 OFFICER STOCK OPTION PLAN

At a meeting held on February 12, 2009, the Summit Board of Directors unanimously approved the adoption of the Summit Financial Group, Inc. 2009 Officer Stock Option Plan (the “Officer Plan”) and directed that the Officer Plan be submitted to shareholders for approval.  The Officer Plan is intended to replace the 1998 Officer Stock Option Plan (the “1998 Plan”) which expired on May 5, 2008.  As of March 31, 2009, unexercised options to purchase 335,730 shares of common stock are currently outstanding under the 1998 Plan.  Options to purchase 555,600 shares of common stock were available for issuance under the 1998 Plan, but are now expired and cannot be issued.  If the Officer Plan is not approved, all outstanding options granted under the 1998 Plan would remain in effect, but no additional option grants would be made under the 1998 Plan.

The Officer Plan provides for the granting of options (individually referred to as “Stock Option”) for up to 350,000 shares of Summit Common Stock, of which up to 100,000 shares may be issued under the Officer Plan for Qualified Stock Options.  The Officer Plan will become effective upon approval of the shareholders of Summit at this Annual Meeting.  The Summit Board believes that it is in the best interest of Summit and its shareholders to attract and retain qualified and motivated management and that the Officer Plan will help the Company achieve this goal.  Options issued under the Officer Plan shall consist of non-qualified stock options and stock options qualified under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).  The NASDAQ listing standards require shareholder approval of the Officer Plan.  The Officer Plan is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

THIS SECTION CONTAINS A SUMMARY OF KEY TERMS OF THE OFFICER PLAN.  THE COMPLETE OFFICER PLAN IS ATTACHED HERETO AS APPENDIX A.  THE SUMMARY DESCRIPTION OF THE OFFICER PLAN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE DOCUMENT ATTACHED HERETO AS APPENDIX A.

Purpose of the Officer Plan

The Officer Plan permits officers of Summit and it subsidiaries to acquire and hold Common Stock (“Common Stock”) of the Company and share in the growth of the value of the Company, thereby reinforcing a mutuality of interest with shareholders.  In the opinion of the Board of Directors, the long-term success of Summit is dependent upon the ability of Summit to attract and retain outstanding individuals and to motivate their best efforts on behalf of Summit’s interest.  The Board of Directors believes that the Officer Plan will be effective in providing its officers with a proprietary interest in the business and consequently a greater incentive to promote the long-term interests of Summit.

Common Stock Available

The total number of shares of Common Stock that may be issued under the Officer Plan shall not exceed in the aggregate three hundred fifty thousand (350,000) shares, which shares may be in whole or in part, as the Board shall from time to time determine, authorized but unissued shares of Common Stock, or issued shares of Common Stock which have been reacquired by the Company.  The maximum number of shares of Common Stock that may be issued under the Officer Plan through a qualified stock option is one hundred thousand (100,000).

Types of Awards

The Officer Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code and non-qualified stock options.  No tandem options will be issued under the Officer Plan.  A tandem option would occur if both options were to be granted at the same time and where the exercise of one option affects the right to exercise the other option.

Eligibility for Participation

Only officers of Summit and its subsidiaries may be granted non-qualified stock options under the Officer Plan.  Approximately 25 officers of Summit would be eligible to be granted non-qualified stock options under the Officer Plan.

Qualified stock options may be granted to key employees of the Company or its subsidiaries.  For purposes of the Officer Plan, the term employees is defined pursuant to Code Section 3401(c) and the regulations issued thereunder and excludes independent contractors and directors of the Company.  The term key employees means employees of Summit or its subsidiaries who hold the office of vice president or higher.  Approximately 20 key employees of Summit would be eligible to be granted qualified stock options under the Officer Plan.

Any participant at the time a qualified stock option is granted cannot own stock having more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary.  This ten percent (10%) stock ownership limit does not apply if, at the time the qualified stock option is granted:

(1)           the qualified stock option price is at least one hundred and ten percent (110%) of the stock's Fair Market Value (as defined below) on the date of grant; and

(2)           the qualified stock option, by its terms, is not exercisable more than five years after the date granted.

Option Agreement

Each Stock Option granted under the Officer Plan will be evidenced by an Option Agreement between the Company and the officer.  These agreements will contain the terms on which the option can be exercised.

Option Price

The option price for purchasing a share of Common Stock will not be less than the Fair Market Value of the Common Stock on the date the option is granted.  In no event will an option be granted under the Officer Plan if the Option per share price is less than the par value of a share of Common Stock.

“Fair Market Value” means (i) if the Common Stock is listed on an established securities exchange, the value per share shall be based on the arithmetic mean of its closing prices reported on such exchange at the close of business for the last five (5) most recent Business Days on which the Common Stock traded prior to the date of grant; provided however, if the Common Stock did not trade for five (5) Business Days during the continuous thirty (30) day period immediately prior to the date of grant, then the Fair Market Value shall be the arithmetic mean of the closing prices reported on such exchange at the close of business for the Business Days on which the common stock traded during said thirty (30) day period or if the Common Stock did not trade during said thirty (30) day period, then the Fair Market

Value shall equal the closing price reported on such exchange at the close of business on the last trading day before the date of the grant; (ii) if the Common Stock is not listed on any United States securities exchange but is traded on any formal over-the-counter quotation system which reports quotations from more than one broker or dealer in the United States, the value per share shall be based on the simple average of the closing prices reported on the last five (5) Business Days on which the Common Stock traded prior to the date of grant provided however, if the Common Stock did not trade for five (5) Business Days during a continuous thirty (30) day period immediately prior to the date of grant, then the Fair Market Value shall be the arithmetic mean of the closing prices reported on such exchange at the close of business for the Business Days on which the common stock traded during said thirty (30) day period or if the Common Stock did not trade during said thirty (30) day period, then the Fair Market Value shall equal the closing price reported on such exchange at the close of business on the last trading day before the date of the grant; or (iii) if the Common Stock is not readily tradable on an established securities exchange, the value per share shall be based on a reasonable valuation method that conforms to the requirements of Internal Revenue Code Section 409A.  As of March 19, 2009, the market value of Summit’s Common Stock, as quoted on the NASDAQ SmallCap Market under the symbol “SMMF,” was $7.79 per common share.

The option price can be paid by cash, certified check, or by surrender of previously acquired shares of Common Stock valued at Fair Market Value on the business date the option is exercised.

Stock Holding Period Upon Exercise of Qualified Options

Upon the transfer of stock pursuant to the exercise of a qualified stock option, the participating Officer shall not make a disposition of the share of stock so transferred before the later of the expiration of:  (1) the two (2) year period from the date of grant of the qualified stock option under which the stock was transferred; or (2) the one (1) year period from the date of transfer of the share of stock to the participating Officer.  An impermissible disposition by an Officer will be considered a disqualifying disposition under Code Sections 422 and 421 and the regulations issued thereunder.  This limitation will not apply if during the required holding period an insolvent Officer transfers stock acquired through the exercise of a qualified stock option (i) to a trustee, receiver or other fiduciary, or (ii) for the benefit of creditors, in a bankruptcy or insolvency proceeding, subject to the limitations of Code Section 422.

Restrictions on Issuing Shares

The transfer of a share of Summit Common Stock upon the exercise of an Option will be subject to the condition that if at any time the Company determines that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration or qualification of any shares otherwise deliverable upon any securities exchange or under any state or federal law, or that the consent or approval of such regulatory body, is necessary or desirable to transfer the shares, in any such event, the transfer will not be effective unless the withholding, listing, registration, qualification, consent, or approval has been effected or obtained under conditions acceptable to the Company.

Adjustments

Subject to any applicable federal law limitations and requirements, the Committee will make appropriate adjustment in the number and kind of shares for which options may be granted under the Officer Plan as well as appropriate adjustment to outstanding options under the Officer Plan if the outstanding shares of Summit Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Summit or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares or dividend or other distribution payable in capital stock.  Any adjustments to outstanding options will be made to the end that the proportionate interest of the holder of the option will, to the extent practicable, be maintained as before the occurrence of such event and will be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the option price per share.  Any adjustments to a qualified stock option will be made so that the option continues to be an incentive stock option within the meaning of Code Section 422.

Option Expiration

Each stock option will automatically expire after ten (10) years, unless a shorter expiration term is granted by the Board.  No Stock Option may be exercised by any person after expiration.

Any qualified stock option granted under the Officer Plan must be exercised prior to the expiration of (i) ten (10) years from the date the option is granted or (ii) five (5) years from the date the option is granted to an employee who owns at least ten percent (10%) of the Company.

Option Termination

In the event of a participating officer’s termination of employment by either the participating officer or the Company, other than a termination by reason of retirement, permanent disability, or death, all as more fully described in the Officer Plan, an officer may exercise the stock option until the shorter of (i) the expiration of the stated term of the Option; (ii) in the case of non-qualified stock options for a period of one (1) year from his or her termination date; or (iii) in the case of qualified stock options for a period of ninety (90) days from the date of such termination.

In the event of Retirement, as defined in the Officer Plan, a participating officer will become one hundred percent (100%) vested in any Stock Option he or she has been granted under the Officer Plan.  Such Officer may exercise the Stock Option until the shorter of (i) the expiration of the stated term of the Option; (ii) in the case of non-qualified stock options, for a period of one (1) year from the date of retirement; or (iii) in the case of qualified stock options, for a period of ninety (90) days from the date of retirement.

In the event of permanent disability, as defined in the Officer Plan,  to the extent that the Officer would have been entitled to exercise the Stock Option immediately prior to the disability, such option may be exercised with respect to the number of shares that were vested during the period the Stock Option could have been exercised if the director had not been disabled.  A qualified stock option must be exercised within one (1) year after termination of employment by reason of a permanent disability.

In the event of death, to the extent the Officer would have been entitled to exercise the Stock Option immediately prior to his or her death, such Stock Option may be exercised during the period the option would have been exercisable if the deceased Officer had not died, by the person or persons(including his or her estate)  to whom his or her rights shall have passed by will or by laws of descent and distribution.  In the case of qualified stock options, an Officer must be an employee of the corporation or its subsidiaries (i) at the time of the Officer’s death; or (ii) within three months of the Officer’s death.

Administration

The Officer Plan is administered by a Committee of the Board appointed by the Board, however, the Board reserves the right to administer the Officer Plan in its discretion.  The Committee has discretion, subject to the express provisions of the Officer Plan to:  (i) determine the officers to whom options may be granted; (ii) determine the time or times when options may be granted; (iii) determine the purchase price of the Common Stock covered by each option; (iv) determine the number of shares to be subject to each option; (v) determine when an option may be exercised and whether in whole or in installments as the result of a vesting schedule triggered by the passage of time or the attainment of performance goals set by the Committee and approved by the Board; (vi) prescribe, amend, or rescind rules and regulations relating to the Officer Plan; (vii) determine any other terms and provisions and any related amendments of the individual Option Agreements, which need not be identical for each participating officer, including such terms and provisions and amendments as shall be required in the judgment of the Committee to conform to any change in any law or regulation applicable thereto, and with particular regard to any changes in or effect of the Internal Revenue Code and the regulations thereunder; and (viii) to make all other determinations deemed necessary or advisable for the administration of the Officer Plan.  The Officer Plan provides for indemnification of Committee members as described more fully in the Officer Plan and in addition to any other rights of indemnity otherwise applicable.

Officer Plan Effective Date

The Officer Plan is effective on the date of its approval by the shareholders of Summit.

Officer Plan Expiration

The Officer Plan will automatically terminate at the tenth anniversary of the date of shareholder approval of the Officer Plan.  The term of Stock Options granted before such tenth anniversary may continue beyond that date.

Amendment and Termination of the Officer Plan

The Board of Directors may at any time amend or terminate the Officer Plan.  Among other things, the Board may (a) increase the maximum number of shares to which options may be granted, subject to approval by the shareholders and the limitations applicable to issuance of qualified stock options or non-qualified stock options; (b) change the class of employees eligible to be granted non-qualified stock options, subject to shareholder approval; (c) increase the period during which non-qualified options may be granted, subject to the limitations applicable to the issuance of non-qualified stock options; or (d) provide for the administration of the Officer Plan in a manner which may avoid, without the consent of the officer to whom any option theretofore shall have been granted, adversely affecting the rights of such officer under such grant.  Notwithstanding the foregoing, no amendment will be effective if it would cause the Officer Plan to violate Code Sections 409A and 422 and the regulations and guidance thereunder and consequently cause this Plan to be subject to 409A or cause any qualified stock option issued hereunder to be treated as a non-qualified stock option.

Registration of Common Stock

Summit will register the shares issued under the Officer Plan under applicable federal and state securities law, unless an exemption is available.

Initial Option Grants

The Committee will award options to eligible officers of the Company.  The options will be nonassignable and nontransferable.  All options are subject to all terms of the Officer Plan, including but not limited to, those related to employment status, change in corporate structure, restrictions on exercise, and a vesting schedule for options granted.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the Officer Plan.  This summary is based on the federal tax laws in effect as of the date of this Proxy Statement.  In addition, this summary assumes that all options awarded under the Officer Plan are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation.  Changes to these laws could alter the tax consequences described below.

Qualified Stock Options

An officer will not have income upon the grant of a qualified stock option.  Also, except as described below, an officer will not have income upon exercise of a qualified stock option if the officer has been employed by the Company or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the officer exercises the option.  If the officer has not been so employed during that time, then the officer will be taxed as described below under “Nonqualified Stock Options.”  The exercise of a qualified stock option may subject the officer to the alternative minimum tax.

An officer will have income upon the sale of the stock acquired under a qualified stock option at a profit (if sales proceeds exceed the exercise price).  The type of income will depend on when the officer sells the stock.  If an officer sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain.  If an officer sells the stock prior to satisfying these waiting periods, then the officer will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain.  This capital gain will be long-term if the officer has held the stock for more than one year and otherwise will be short-term.  If an officer sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss.  This capital loss will be long-term if the officer held the stock for more than one year and otherwise will be short-term.

Nonqualified Stock Options

An officer will not have income upon the grant of a nonqualified stock option.  An officer will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the officer exercised the option less the exercise price.  Upon sale of the stock, the officer will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised.  This capital gain or loss will be long-term if the officer has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when an officer has compensation income.  Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH IN THIS SECTION IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX CONSEQUENCES.  THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR FOREIGN JURISDICTION.  THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS

THEREUNDER, AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF.  ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION.  PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE EFFECT OF FOREIGN, STATE, AND LOCAL TAXES.

Resale of Common Stock by Officer Plan Participants

Participants who exercise options and receive Summit Common Stock under the Officer Plan may resell the Common Stock received without restriction if they are not affiliates of Summit.  Those participants who are affiliates will be subject to the resale provisions of Rule 144 under the Securities Act of 1933, as amended.

Participants who exercise qualified stock options and receive Summit Common Stock under the Officer Plan are prohibiting from disposing the shares before the later of the expiration of:

(1)           the two (2) year period from the date of grant of the qualified stock option under which the stock was transferred; or

(2)           the one (1) year period from the date of transfer of the share of stock to the participant.

If a participant does not comply with the above stock holding period any such disposition will be considered a disqualifying disposition pursuant to Code Section 422 and 421 and the regulations issued thereunder.

The holding periods described above are not applicable if during the required holding period an insolvent participant transfers stock acquired through the exercise of a qualified stock option (i) to a trustee, receiver or other fiduciary, or (ii) for the benefit of creditors, in a bankruptcy or insolvency proceeding, subject to the limitations of Code Section 422.

Change of Control Provisions

If there is a change of control of Summit (as defined in the Officer Plan), all options granted shall become immediately vested and exercisable regardless of the number of years that have passed since the date of grant. .  In addition, upon a change of control, all options granted will terminate as of a date to be fixed by the Committee as long as at least ninety (90) days’ written notice of the termination date is given to each participating Officer, in which event, each such Officer will have the right during that period to exercise any of his or her options, except that no extension of the term of an option will be granted.

  Generally, a “Change of Control” occurs if (i) any individual, firm, corporation or other entity (other than the Company or its employee benefit plans) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company files a report or proxy statement with the Securities and Exchange Commission disclosing that a Change of Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; (iii) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation’s securities are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation; (iv) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or group of affiliated purchasers; or (v) during any period of twenty-four (24) consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company’s board unless the election, or nomination for election by the Company’s shareholders, of more than one-half of any new Directors of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such twenty-four (24) month period, either actually or by prior operation of this clause (v).  Under the Officer Plan, Change of Control does not include any transaction described in the definition of Change of Control in connection with which the Corporation executes a letter of intent or similar agreement with another company within one year from the effective date of the Officer Plan.

Considerations For and Against the Proposal

In the opinion of the Board of Directors of Summit, the long-term success of Summit is dependent upon its ability to attract and retain outstanding individuals and to motivate their best efforts on behalf of Summit’s interests.  Consequently, the Board of Directors believes that both Summit and its shareholders benefit by providing officers of Summit the option to acquire shares of Summit Common Stock.

Under the Officer Plan, shares may be purchased by participants at an option price fixed on the date the options are awarded.  Generally, the options would later be exercised by the participant only if the market price at the time of the exercise exceeds the option price.  Thus the participant may acquire Summit Common Stock at a price below its market value.  At the time of its exercise, Summit will experience slight dilution in its earnings per share to the extent that the book value of Summit Common Stock exceeds the option price.

Vote Required

The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal.  In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Summit’s Board of Directors recommends that the Shareholders vote FOR the adoption of the Officer Stock Option Plan discussed above.

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Arnett & Foster, PLLC to serve as our independent registered public accounting firm for 2009 subject to the ratification of our shareholders.  For information concerning the audit fees paid by the Company in 2007 and 2008 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 26 of this Proxy Statement.

Representatives of Arnett & Foster, PLLC will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal.  In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Arnett & Foster, PLLC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  However, the Board of Directors is submitting the selection of Arnett & Foster, PLLC to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The Board of Directors recommends a vote FOR the ratification of Arnett & Foster, PLLC as our independent registered public accounting firm for the year 2009.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of six independent directors.  The members of the Audit and Compliance Committee are Thomas J. Hawse, III, Chairman, John W. Crites, James P. Geary, II, Gary L. Hinkle, Gerald W. Huffman and Charles S. Piccirillo.

The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors.  A copy of the Audit and Compliance Committee Charter is available on the Company’s website at www.summitfgi.com.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2008, and discussed them with Management and the Company’s independent auditors, Arnett & Foster, PLLC.  The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.

The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2008, be included in the Company’s Annual Report on Form 10-K for 2008.

Fees To Arnett & Foster, PLLC

The following table presents fees for professional services rendered by Arnett & Foster, PLLC to perform an audit of the Company’s annual financial statements for the years ended December 31, 2008, and 2007, and fees for other services rendered by Arnett & Foster, PLLC during those periods:

	2008	2007
Audit Fees(1)	$199,000	$173,670
Audit-Related Fees(2)	$36,000	36,000
Tax Fees(3)	$20,143	15,445
All Other Fees(4)	$23,300	4,650
Total Fees	$278,443	$229,765

(1)           Audit Fees — These are fees for professional services performed by Arnett & Foster, PLLC associated with the annual audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting.

(2)           Audit-Related Fees — These are for assurance and related services performed by Arnett & Foster, PLLC that are reasonably related to the performance of the audit or review of the Company’s financial statements.  This includes a review of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

(3)           Tax Fees — These are fees for professional services performed by Arnett & Foster, PLLC with respect to tax compliance, tax advice and tax planning.  This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)           All Other Fees — These are fees for other permissible work performed by Arnett & Foster, PLLC that does not meet the above category descriptions.  This includes: employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.

All services rendered by Arnett & Foster, PLLC are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee.

The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Arnett & Foster, PLLC are as follows:

•	Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.

•
Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee.  However, before any substantial work is completed, Arnett & Foster, PLLC must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Arnett & Foster, PLLC’s independence.  For more information concerning the Company’s Audit and Compliance Committee, see page 5 of these annual meeting materials.

AUDIT AND COMPLIANCE COMMITTEE

                           Thomas J. Hawse, III, Chairman
                               John W. Crites
                           James P. Geary, II
                               Gary L. Hinkle
                               Gerald W. Huffman
                           Charles S. Piccirillo

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains Summit’s executive compensation program as it relates to the following “named executive officers”:

H. Charles Maddy, III	President and Chief Executive Officer
Robert S. Tissue	Senior Vice President and Chief Financial Officer
Patrick N. Frye	Senior Vice President and Chief Credit Officer
C. David Robertson	Co-Chairman of the Board of Summit Community Bank
Ronald F. Miller	President of Summit Community Bank

Overview of Compensation Philosophy

We have a straightforward compensation program that focuses on a team approach. Each of our named executive officers must demonstrate exceptional personal performance to remain part of our executive team. As a member of that team, each officer must contribute to the overall success of Summit rather than simply attain goals within that officer’s specific area of responsibility.

Our executive compensation program is designed to:

•           retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•           link a substantial part of each executive officer’s compensation to the performance of the Company and its subsidiaries, and the individual executive officer; and

•           encourage ownership of Company common stock by executive officers.

Our fundamental philosophy is to link closely executive compensation with the achievement of annual financial and non-financial performance goals. It is the Company’s practice to provide a mix of cash and equity-based compensation that the Company believes balances the best interests of the Company’s executives and the Company’s shareholders. The Company believes compensation should be structured to ensure that a significant portion of the compensation opportunity will be directly related to shareholder value.

As discussed below, the program consists of, and is intended to balance, three elements:

•           Salaries. Salaries are based on the Company’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion. The Company does not “benchmark” to the Peer Group, but rather uses the Peer Group as a general reference for purposes of comparing our executive officer salaries to other companies in the industry to determine whether the salaries are reasonable and competitive.

•           Incentive compensation. Executive Incentive Compensation is based on an evaluation of both individual and Company performance against quantitative measures.

•           Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to ensure that incentive compensation is linked to the long-term performance of the Company and its common stock and shareholder return.

Setting Executive Compensation

In setting the annual base salary and the performance goals that must be satisfied for executives to receive incentive compensation, the Company reviews executive compensation information from the Peer Group gathered from SEC filings and the SNL Executive Compensation Review, a compensation survey. The Company does not use a specific formula to set pay in relation to this market data. This market data is used as a tool to assess whether the Company’s executive compensation is reasonable and competitive within the industry. The Company does not, however, attempt to set compensation to meet specific benchmarks, such as salaries “above the median” or equity compensation “at the 75th percentile”. The Company strongly believes in retaining the best talent for all critical Company functions and this may or may not result in compensation packages that align at the median of the Peer Group. The Company also believes that excessive reliance on benchmarking is detrimental to shareholder interest because it can result in compensation that is unrelated to the value delivered by the named executive officers.

Salaries

The first element of the executive compensation program is salaries. The Board and the Company have directed a mix of the Company’s executive compensation that provides an opportunity for significant variation in total compensation based on performance with a proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Board intends to continue this emphasis in 2009.

In setting the base salary for the President and CEO and in reviewing and approving the salaries for the other named executive officers, the Company first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting salaries, the Company and the Committee do not use a predetermined formula. Instead, the salaries of the President and CEO and the other executive officers are based on:

•           the Board’s review of the CEO’s evaluation of each officer’s individual job performance, and the Committee’s evaluation of the CEO’s job performance;

•           an assessment of the Company’s performance;

•           the perquisites provided to the CEO and other named executive officers;

•           a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions;

•           a consideration of aggregate amount of all components of compensation paid to the President and CEO and other executive officers; and

•           the complexity of the job duties of the indicated executive as compared to the perceived complexity of the duties of similar executives in other companies.

We do not have a pre-defined framework that determines which of these factors may be more or less important and the emphasis placed on specific factors may vary among the named executive officers. Ultimately it is the Committee’s judgment of these factors along with the competitive data that form the basis for determining the named executive officer’s compensation. Once the base salary is set, it does not depend on the Company’s performance.  In 2008, the Company made the following decisions with respect to the base salaries of its named executive officers:

•           A performance based increase of 9.04% in the salary of Mr. Tissue and a 9.04% increase in the salary of Mr. Frye for their significant contribution to the overall management of the Company.

•           An increase in salary of 3.32% for Messrs. Robertson and Miller to account for inflation as required by the employment contracts.

•           An increase of 2.58% for Mr. Maddy to account for inflation as required by his employment contract.

In 2009, no increases were given to any executive officer because of the slowing economy, the uncertain earnings outlook and the need to monitor expenses.

Incentive Compensation

The second element of the executive compensation program is the Incentive Compensation Plan.  The purpose of the Company’s Incentive Compensation Plan is to motivate and reward eligible employees for their contributions to the Company and its bank subsidiary by making a large portion of their cash compensation variable and dependent upon the Company’s and its bank subsidiary’s performance.

The Company annually adopts an Incentive Compensation Plan for the Company and its bank subsidiary.  For 2008, all incentive compensation awarded under the Incentive Compensation Plan was based on a formula which primarily considered the return on average equity of the Company and its bank subsidiary.  The Company has selected this performance standard because it believes it is an important indicator of increased shareholder value.  Any items that qualify as “extraordinary” under generally accepted accounting principles are not considered when calculating incentive compensation payments regardless of whether these items have a positive or negative effect.

The Company sets a range of goals for return on average equity and also sets the percentage to which each executive officer is entitled if the specific goals are met.  The percentage to which each named executive officer is entitled is based on the individual’s contribution to the Company as determined by the Committee in its judgment based on the recommendation of the Chief Executive Officer.  Among other things, the Committee considers the Company’s compensation philosophy which focuses on a team based approach and the individual’s relative contribution to the team.

Summit does not disclose publicly annual return on average equity goals or individual performance goals as its business plan is highly confidential.  Disclosing specific objectives would provide competitors and other third parties with insights into the Company’s strategic planning process and would therefore cause competitive harm.

With respect to the targets established under the Incentive Compensation Plans, the Company believes that it is moderately difficult for the executive and the Company or its bank subsidiary to achieve the lower target levels and very difficult for the executive and the Company or its bank subsidiary to achieve the higher target levels.  In 2006, 2007, and 2008, neither the executive nor the Company met the higher targets.

Incentive compensation is paid on a quarterly basis.  The Company believes this structure provides a stronger performance incentive than an annual payment because the named executive officers are given a “clean slate” each quarter.  This encourages consistent and strong performance throughout the year.  In 2008, the performance targets were achieved in the first quarter and the fourth quarter.  Incentive compensation was awarded to the named executive officers in the first quarter; however, the Board of Directors determined not to award incentive compensation in the fourth quarter due to the slowing economy, the uncertain earnings outlook and the need to monitor expenses.  Performance targets were not achieved for the second and third quarters of 2008.

With respect to Messrs. Miller and Robertson for 2008, the Company also established incentive compensation plans which included specific performance goals and business criteria based on their achievement of the net income budget for Summit’s subsidiary banks (the “Alternative Incentive Plan”).  However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceeded those payments due under these plans, then Messrs.  Miller and Robertson were entitled to receive only the payments under the Incentive Compensation Plan.  Under the Alternative Incentive Plan, targets were established that are difficult to achieve, although not as difficult as the higher target levels of the Incentive Compensation Plan.  In 2008, the target levels were based on record earnings.  In 2008, Mr. Miller and Mr. Robertson received no incentive compensation.

In February 2009, the Board of Directors suspended indefinitely the Incentive Compensation Plan and the Alternative Incentive Compensation Plan.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation.

Officer Stock Option Plan.  The main component of the long-term incentive compensation program is the Officer Stock Option Plan.  Our Officer Stock Option Plan approved by the Shareholders in 1998 expired on May 5, 2008.  We are presenting a new Officer Stock Option Plan to the Shareholders at the Annual Meeting for approval.  The purpose of the Officer Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests.  Under this Plan, the Company may award options for up to 350,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries.  Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant.  Options granted under the plan vest according to a schedule designated at the grant date.  The Company does not have a program, policy or practice of timing the grant of options in coordination with the release of material nonpublic information.  The Officer Plan is administered by the Compensation and Nominating Committee of the Board of Directors.  The committee has discretion to determine the officers to whom the options may be granted, when the options may be granted, the vesting schedule applicable to any option grants and other terms relating to the grant of the options.  See the discussion under Item 2 – Proposal to Approve the 2009 Officer Stock Option Plan at page 17.

Annual stock option grants for executive officers are a key element of market-competitive total compensation.  In 2008, the Company did not approve any annual stock option grants for the executive officers due to the disappointing performance of the Company’s stock and the failure of the Company to meet its performance targets.

Executive Salary Continuation Agreements.  In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit and its affiliate have entered into executive salary continuation agreements with certain executives of the Company with an endorsement split dollar life insurance plan. In this section, Company includes Summit’s bank subsidiary.

The Executive Salary Continuation Agreements (the Continuation Agreements) were designed to provide an annual defined retirement benefit payable for the life of the executive.  These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Continuation Agreements are designed to be a retention tool but they do take into account the age of the Named Executive Officers. With respect to the Company’s president and chief executive officer, Mr. Maddy, the benefits under his Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through eighteen, and in year nineteen, the remaining fifty percent.  With respect to the Company’s other executive officers who are not close to retirement age, Messrs. Tissue and Frye, the benefits under the Continuation Agreements vest at a rate of five percent per year in the first ten years, zero percent in years eleven through nineteen, and in year twenty, the remaining fifty percent.  With respect to Messrs. Miller and Robertson, who are closer to retirement age, the benefits under the Continuation Agreements vest at a rate of zero percent the first four years, fifty percent in year five, and ten percent a year for the remaining five years.  Vesting is measured for each executive from the effective date of the Continuation Agreements, which vary by executive.

The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the  costs of the agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death.  The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer.  The Company owns the policy and its entire surrender value.

For each of the named executive officers (defined as the CEO, the CFO and the three most highly compensated Executive Officers other than the CEO and CFO), the annual lifetime benefits payable upon retirement at normal retirement age are as follows:  H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000; Ronald F. Miller - $50,000; C. David Robertson - $50,000; and Patrick N. Frye - $125,000.

Perquisites

Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to named executive officers.

Plans Covering All Employees

Employee Stock Ownership Plan.  The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees.  Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate.  Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter.  Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors.

401(k) Profit Sharing Plan.  The Company has a defined contribution profit-sharing plan with 401(k) provisions covering substantially all employees.  Any employee who is at least 21 years of age, completed one year of service, and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate.  Vesting of discretionary contributions occurs at the rate of 0% for the first year of credited service, and 20% per year thereafter.  Under the provisions of the plan, the Company matches 100% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation.  These matching contributions shall be fully vested at all times.  The Company may also make optional contributions at the discretion of the Company’s Board of Directors.

Potential Payments Upon Termination or Change of Control

The Company has entered into Employment Agreements with the named Executive Officers in order to ensure continuity of management of the Company and to retain the pool of talent the Company has developed in a competitive marketplace.  The Board of Directors determined that such arrangements were appropriate, especially in view of the entry of large regional bank holding companies into West Virginia.  The Agreements were not undertaken in the belief that a change of control of the Company was imminent.

Generally, the Company chose particular events for triggering payments based on the standard practice in the industry at the time the particular agreement was negotiated, the overall reasonableness of the expense to the Company associated with a particular triggering event, and whether the specific provision would have a material impact on the marketability of the Company should the Board of Directors believe a sale of the Company were in the best interest of its shareholders.  The following summaries and the tables on pages 50-52 set forth potential payments to our officers upon termination of employment or change of control of the Company under their current employment agreements and our other compensation programs.

Employment Agreement — Mr. Maddy

On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a new Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit.  On December 31, 2008, the Employment Agreement and Change in Control Agreement were amended and restated to comply with Internal Revenue Code Section 409A.  The term of the Employment Agreement extends to March 4, 2012.  Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one year periods (so that the actual term of the Employment Agreement will always be between two and three years).

The Employment Agreement may be terminated based on one of the following:

•           By mutual agreement of the parties

•           Upon the death of Mr. Maddy

•           Upon the disability of Mr. Maddy

•           By Summit, for cause (as defined in the Employment Agreement)

•           Upon a Change of Control (as provided in the Change in Control Agreement)

•           By Mr. Maddy, upon material breach by Summit

•           By Mr. Maddy, based on insolvency not attributable to Mr. Maddy

Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments.  If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties.  If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment.  In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination.  If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary.  If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.  If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then Mr. Maddy does not receive a termination payment.  In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.

Change In Control Agreement – Mr. Maddy

Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”).  Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Employment Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.  Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control.  In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or

(b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period (unless such termination is for Good Reason or due to his death or disability), Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.

If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting Wrongful Termination (as defined in the Change in Control Agreement) during the Transition Period, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change of Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement.  Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is thirty-six (36) months after the date of consummation of the Change of Control.

If Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy would receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change in Control Agreement) for a period of three years after expiration of the Transition Period.  If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.

Under the Change in Control Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder and includes:

•           a change in the ownership of Summit which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Summit that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Summit,

•           a change in the effective control of Summit, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Summit possessing 30% or more of the total voting power of Summit,  and also to occur on (2) the date a majority of members of Summit’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Summit’s board of directors before the date of the appointment or election, and

•           a change in the ownership of a substantial portion of Summit’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Summit that have a total gross fair market value equal to or more than 40% of the total gross

fair market value of all of the assets of Summit immediately before such acquisition or acquisitions.   For this purpose, gross fair market value means the value of the assets of Summit, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs in combination with a Change of Control:

•           a decrease in the executive’s overall compensation below the level in effect immediately prior to on the date of consummation of the change of control, without the executive’s consent;

•           a material reduction in the importance of the executive’s job responsibilities without his consent;

•           geographical relocation of the executive without his consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;

•           failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or

•           any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

The Employment Agreement and the Change in Control Agreement provide for an additional gross-up payment by Summit to Mr. Maddy in the event that a payment or distribution pursuant to the Employment Agreement or the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.

The table on page 50 summarizes the estimated payments to be made to Mr. Maddy under the Employment Agreement and the Change in Control Agreement following or in connection with any termination of employment or a “Change of Control” of the Company.

Employment Agreements - Messrs. Miller and Robertson

On December 22, 2008, the Company entered into an Amended and Restated Employment Agreement with C. David Robertson and on December 29, 2008, the Company entered into an Amended and Restated Employment Agreement with Ronald F. Miller in order to comply with Internal Revenue Code Section 409A.  The Amended and Restated Employment Agreements with Mr. Miller and Mr. Robertson are each referred to as the “Employment Agreement”.  The Employment Agreement with C. David Robertson was further amended effective March 2, 2009, to automatically extend the term of the agreement for nine (9) months following expiration of the original five year term of the agreement.

Messrs. Miller and Robertson are entitled to certain termination payments under the Employment Agreements.  If Messrs. Miller or Robertson are terminated not for Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to six (6) months of the executive’s then current annual base salary, whichever is greater.

Messrs. Miller and Robertson have change of control provisions included in their Employment Agreements.  Generally, the Employment Agreements provide severance compensation to Messrs. Miller and Robertson, if their employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination within 18 months following a change of control unless the executive is terminated for cause. In addition, compensation will be paid after a change of control if either of these persons voluntarily terminates employment within 18 months of a change of control because of:

•           a material decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

•           a material geographical relocation of the executive without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;

•           failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or

•           any material reduction in the executive’s authority, duties, or responsibilities which are deemed to include removal of the executive from, or failure to reelect the executive to, any position with the Company that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

Under the Employment Agreements, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder.  This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.

Messrs. Miller’s and Robertson’s severance benefits include:

•           a lump sum cash payment equal to their average monthly base salary for the full two-year periods immediately prior to (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is greater, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control; and

•           payment of cash incentive award, if any, under the Company’s Incentive Plans; continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is eighteen (18) months after the date of consummation of the Change of Control.

The Change in Control Agreement provides for an additional gross-up payment by Summit to Mr. Miller in the event that a distribution pursuant to the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.

The Change in Control Agreements do not affect the right of the Company to terminate Messrs. Miller or Robertson or change their salary or benefits with or without good cause, prior to any change of control.  However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the Change in Control Agreements and will entitle the executive to the benefits under the Change in Control Agreements, absent clear and convincing evidence to the contrary.

The table on page 50 summarizes the estimated payments to be made to Messrs. Miller and Robertson under their Employment Agreements following or in connection with any termination of employment or a “Change of Control” of the Company.

Employment Agreements - Messrs. Frye and Tissue

On December 24, 2008, the Company entered into an Amended and Restated Employment Agreement with Robert S. Tissue and on December 31, 2008 the Company entered into an Amended and Restated Employment Agreement with Patrick N. Frye in order to comply with Internal Revenue Code Section 409A.  Mr. Frye is the Chief Credit Officer of the Company and Mr. Tissue is the Chief Financial Officer of the Company.  The Employment Agreements are substantially identical in all material respects and each are referred to as the “Employment Agreement”.

The Employment Agreements may be terminated based on one of the following:

•           Termination for Good Cause (as defined by the Employment Agreement)

•           Termination Not for Good Cause (as defined by the Employment Agreement)

•           Termination for Good Reason or Wrongful Termination, or at Employee’s Option upon a Change of Control (as defined by the Employment Agreement).

Under the Employment Agreements, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder.  This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement:

Messrs. Frye and Tissue are required to perform all of the duties and responsibilities that may be assigned to each of them from time to time by the Chief Executive Officer and/or the Board of Directors of the Company.  Any material changes to Messrs. Frye’s, and Tissue’s duties or obligations must have been determined by the Board of Directors and/or the Chief Executive Officer, in their reasonable discretion, to be commensurate with duties and obligations that might be assigned to other similarly-situated executive officers of the Company.  No later than five (5) days after the Company materially changes Messrs. Frye’s and Tissue’s duties or obligations, Messrs. Frye and Tissue must give the Company written notice if he believes a breach of this provision has occurred, and the Company has a reasonable opportunity to cure the cause of the possible breach.  Failure by Messrs. Frye and Tissue to give the required notice constitutes a waiver of his rights to claim a breach of this provision arising from the specific duties or obligations then at issue. If it is determined through arbitration that the Company breached this provision, then any damages received by Messrs. Frye and Tissue are limited to the amount Messrs. Frye and Tissue would be entitled to had he been terminated Not for Good Cause (as defined in the Employment Agreement).

Messrs. Frye and Tissue are entitled to certain termination payments under the Employment Agreements.  If Messrs. Frye or Tissue are terminated Not for Good Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to 100% of his then current annual base salary, whichever is greater.  The termination payment is paid in a lump sum on the date of termination.

If Messrs. Frye’s or Tissue’s employment is terminated for Good Reason or Wrongful Termination, or at Employee’s Option upon a Change of Control, then the terminated executive officer would be entitled to compensation under certain circumstances.  If Messrs. Frye or Tissue terminates for Good Reason (as defined in the Employment Agreement) or is terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer would be entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of Change of Control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary.  The termination payment is paid in a lump sum on the date of termination.

Under the Change of Control provisions, Messrs. Frye and Tissue have the option to terminate within six months of a Change of Control in the Employment Agreement.  In this case, the executive officer would be entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement), to be paid on the date of termination.

The Employment Agreement provides for an additional gross-up payment by Summit to Messrs. Frye and Tissue in the event that a payment or distribution pursuant to the Employment Agreement, the Executive Salary Continuation Agreement or any other agreement with Summit would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.

The table on page 50 summarizes the estimated payments to be made to Messrs. Frye and Tissue under their Employment Agreements following or in connection with any termination of employment or a “Change of Control” of the Company.

Compensation of Named Executive Officers

In applying our compensation principles and philosophy, the Company analyzed the compensation arrangements of its named executives, and believes that the total compensation paid to its executive officers is appropriate and reasonable.

We believe our compensation decisions are in the best interests of our Company and our shareholders for many reasons including:

•           We have a strong management team with a proven record of performance.

•           We have an experienced group of executives who we believe will provide the strong management necessary to maximize shareholder return.

•           We believe that our incentive compensation plans effectively promote the Company’s philosophy of pay for performance.

We will continue to monitor our compensation arrangements to ensure that executive pay directly correlates with the performance of the Company.  The Company is committed to the retention of strong management and will continue to focus heavily on its compensation philosophy and principles as it evaluates the total compensation of its executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company’s Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who earned $100,000 or more in salary and bonus for the years ended December 31, 2006, 2007 and 2008.

As discussed more fully in the section entitled “Compensation Discussion and Analysis,” for 2009, none of the named executive officers received a salary increase.  In addition, the Company has suspended indefinitely the Incentive Compensation Plan and the Alternative Incentive Compensation Plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	Non- qualified Deferred Compen- sation Earnings(2) ($)	All Other Compen- sation(3) ($)	Total ($)
H. Charles Maddy, III, President and Chief Executive Officer – Summit Financial Group	2008 2007 2006	$397,500 $387,500 $375,000	-	-	-	$ 47,643 $ 91,822 $ 58,786	$ 29,459 $ 19,962 $ 15,646	$ 39,588 $ 44,292 $ 42,500	$ 514,190 $543,576 $491,932
Robert S. Tissue Senior Vice President and Chief Financial Officer – Summit Financial Group	2008 2007 2006	$181,000 $166,000 $155,000	-	-	-	$ 32,397 $ 62,439 $34,836	$ 10,124 $ 6,563 $ 4,840	$ 19,910 $ 17,983 $ 17,050	$243,431 $252,985 $211,726

Patrick N. Frye Senior Vice President and Chief Credit Officer – Summit Financial Group	2008 2007 2006	$181,000 $166,000 $160,000	-	-	-	$ 32,397 $ 62,439 $ 34,836	$ 14,763 $ 9,660 $ 7,444	$ 30,910 $ 28,135 $ 28,850	$259,070 $266,234 $231,130
C. David Robertson Co Chairman of the Board of Directors – Summit Community Bank	2008 2007 2006	$190,000 $183,900 $177,000	-	-	-	$ - $105,847 $ 75,000	$ 94,241 $ 54,663 $ 41,878	$ 37,815 $ 37,005 $ 37,401	$322,056 $381,415 $331,279
Ronald F. Miller President and Chief Executive Officer – Summit Community Bank	2008 2007 2006	$190,000 $183,900 $177,000	-	-	-	$ - $105,847 $134,147	$ 91,254 $ 53,449 $ 41,187	$ 31,392 $ 30,479 $ 30,720	$312,646 $373,675 $383,054

(1)	The amounts in this column relate to awards granted under the Company’s Incentive Compensation Plans. The plans and awards are discussed in the Compensation Discussion and Analysis section and in the footnotes to the table on page 42 of this proxy statement entitled Grants of Plan-Based Awards. The amounts awarded for 2008 reflect that incentive compensation was only paid for the first quarter of 2008, and no awards were made for the last three quarters of 2008.

(2)
The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Executive Salary Continuation Agreements. The net present value of the retirement benefits used to calculate the net change in benefits were determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our Executive Salary Continuation Agreements is included under the heading “Pension Benefits.” We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.

(3)
This amount includes payments made to the Company’s 401(k) Profit Sharing Plan and ESOP on behalf of Mr. Maddy ($28,338), Mr. Robertson ($20,900), Mr. Frye ($19,910), Mr. Miller ($20,267), and Mr. Tissue ($19,910).  The amount also includes fees paid to Mr. Maddy ($11,250), Mr. Robertson  ($5,750), Mr. Frye ($11,000), and Mr. Miller ($11,125) as members of the Company’s and its subsidiary banks’ Boards of Directors.  This amount also includes perquisites and personal benefits of $11,165 for Mr. Robertson, which includes the incremental cost of personal use of company provided automobile, country club membership dues, premium value of split dollar life insurance under executive salary continuation agreement, and personal executive and spousal expenses while accompanying executive on business travel.  No other executives received perquisites in excess of $10,000.

Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Compensation Discussion and Analysis.”  For the named executive officers, total cash compensation as a percentage of total compensation is as follows: Mr. Maddy – 86.57%; Mr. Tissue – 87.66%, Mr. Frye – 82.37%, Mr. Robertson – 59.00%; and Mr. Miller – 60.77%.  The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.

A description of the employment agreements with the named Executive Officers is set forth in the Section entitled “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number Of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh-old ($)	Target ($)	Maxi- Mum ($)
H. Charles Maddy, III	12/14/07	$94,000	$197,000	N/A	-	-	-	-	-	-	-
Robert S. Tissue	12/14/07	$64,000	$134,000	N/A	-	-	-	-	-	-	-
Patrick N. Frye	12/14/07	$64,000	$134,000	N/A	-	-	-	-	-	-	-

(1)
The Company annually adopts an Incentive Compensation Plan for the Company and the subsidiary bank and Alternative Incentive Plans for the subsidiary bank.  On December 14, 2007, the Company adopted the plans for 2008 and set the goals that were needed to be achieved in order for the Company’s named executive officers to be eligible for incentive compensation for 2008.

(2)
For 2008, all bonuses under the Incentive Compensation Plans were based on a formula which primarily considered the return on average equity of the Company for each quarter.  In estimating the future payouts under the Incentive Compensation Plan for purposes of the disclosures in the above table, the Company assumed that the average equity (used in the calculation for determining return on average equity of the Company) for 2008 equals equity at December 31, 2007.  With respect to the targets established under the Incentive Compensation Plan applicable to each named executive officer except Mr. Miller and Mr. Robertson, the Company believes that it is moderately difficult for the executive and the Company to achieve the lower target levels and very difficult for the executive and the Company to achieve the higher target levels.

(3)
The amounts in the column labeled “threshold” are calculated using the minimum return on equity for the Company that must be reached in order for each named executive officer to receive compensation under the applicable plan.  The amounts in the column assume that the minimum return on average equity is satisfied for each of the four quarters in the year.  Because the incentive compensation is paid on a quarterly basis based on the return on average equity of the Company for each quarter, if the Company does not meet the minimum return on average equity for any quarter, then the threshold amount of incentive compensation will be less than the amount disclosed in the column.

(4)	The amounts in the column labeled “target” are calculated using the budgeted return on equity for the Company, as applicable to each named executive officer.

(5)
The Incentive Compensation Plans have no proscribed maximum.  After the Company reaches a minimum return on equity, the annual incentive payment to each named executive officer is based on a percentage of earnings over a certain amount.

With respect to Messrs. Miller and Robertson, the Company has established an incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the net income budgets for the subsidiary bank (the “Alternative Incentive Plan”).  Under the Alternative Incentive Plan, targets are established that are difficult to achieve.  The estimated future payouts to Messrs. Miller and Robertson under the Alternative Incentive Plan are as follows:

		Estimated Future Payouts Under Alternative Incentive Plans
		Threshold ($)	Target ($)
Name	Grant Date			Maximum ($)
C. David Robertson	12/14/07	$80,000	$80,000	$235,000
Ronald F. Miller	12/14/07	$80,000	$80,000	$235,000

The above tables contain the possible amounts that the named executive officers could have received under the Incentive Compensation Plans in 2008.  Please refer to the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation table to see the actual amount that each named executive officer received under the Incentive Compensation Plans.

Outstanding Equity Awards at December 31, 2008

The following table shows outstanding stock option awards classified as exercisable and unexercisable held as of December 31, 2008, by the Company’s named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
H. Charles Maddy, III	4,800 4,800 4,800 1,600 1,600 1,600 1,600 1,200 1,200 1,200 1,200 1,200 1,400 1,400 1,400 1,400 1,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 15,000
$ 5.21
$ 5.21
$ 5.21
$ 4.63
$ 4.63
$ 4.63
$ 4.63
$ 5.95
$ 5.95
$ 5.95
$ 5.95
$ 5.95
$ 9.49
$ 9.49
$ 9.49
$ 9.49
$ 9.49
$ 17.79
$ 17.79
$ 17.79
$ 17.79
$ 17.79
$ 25.93
$ 25.93
$ 25.93
$ 25.93
$ 25.93
$ 24.44

02/26/2011
02/26/2012
02/26/2013
02/26/2011
02/26/2012
02/26/2013
02/26/2014
10/26/2012
10/26/2013
10/26/2014
10/26/2015
10/26/2016
12/06/2013
12/06/2014
12/06/2015
12/06/2016
12/06/2017
12/12/2014
12/12/2015
12/12/2016
12/12/2017
12/12/2018
12/07/2015
12/07/2016
12/07/2017
12/07/2018
12/07/2019
12/06/2015

Robert S. Tissue	4,800 4,800 4,800 800 800 800 800 800 800 800 800 800 880			$ 5.21 $ 5.21 $ 5.21 $ 4.63 $ 4.63 $ 4.63 $ 4.63 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 9.49	02/26/2011 02/26/2012 02/26/2013 02/26/2011 02/26/2012 02/26/2013 02/26/2014 10/26/2012 10/26/2013 10/26/2014 10/26/2015 10/26/2016 12/06/2013

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert S. Tissue (continued)	880 880 880 880 1,400 1,400 1,400 1,400 1,400 1,600 1,600 1,600 1,600 1,600 10,000			$ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44	12/06/2014 12/06/2015 12/06/2016 12/06/2017 12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018 12/07/2015 12/07/2016 12/07/2017 12/07/2018 12/07/2019 12/06/2015
Patrick N. Frye	880 880 880 880 880 1,200 1,200 1,200 1,200 1,200 1,600 1,600 1,600 1,600 1,600 10,000			$ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44	12/06/2013 12/06/2014 12/06/2015 12/06/2016 12/06/2017 12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018 12/07/2015 12/07/2016 12/07/2017 12/07/2018 12/07/2019 12/06/2015
C. David Robertson	880 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 6,000			$ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44	12/06/2017 12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018 12/07/2015 12/07/2016 12/07/2017 12/07/2018 12/07/2019 12/06/2015
Ronald F. Miller	1,600 1,600 1,600			$ 5.21 $ 5.21 $ 5.21	02/26/2009 02/16/2010 02/26/2011

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ronald F. Miller (continued)	1,600 1,600 800 800 800 800 800 880 880 880 880 880 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 6,000			$ 5.21 $ 5.21 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44
02/26/2012
02/26/2013
10/26/2012
10/26/2013
10/26/2014
10/26/2015
10/26/2016
12/06/2013
12/06/2014
12/06/2015
12/06/2016
12/06/2017
12/12/2014
12/12/2015
12/12/2016
12/12/2017
12/12/2018
12/07/2015
12/07/2016
12/07/2017
12/07/2018
12/07/2019
12/06/2015

All options listed in the above table are vested.

Options Exercised and Stock Vested During 2008

The following table summarizes information with respect to stock option awards exercised during 2008 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Charles Maddy, III	1,600	$ 12,592	-	-
Robert S. Tissue	-	-	-	-
Patrick N. Frye	-	-	-	-
C. David Robertson	-	-	-	-
Ronald F. Miller	-	-	-	-

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

Pension Benefits

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to the named executive officers under the Executive Salary Continuation Agreements with the Company’s named executive officers (the “Continuation Agreements”).

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
H. Charles Maddy, III	Executive Salary Continuation Agreement	9	$218,000
Robert S. Tissue	Executive Salary Continuation Agreement	6	$95,000
Patrick N. Frye	Executive Salary Continuation Agreement	6	$148,000
C. David Robertson	Executive Salary Continuation Agreement	8	$334,000
Ronald F. Miller	Executive Salary Continuation Agreement	8	$332,000

(1)           The years of credited service under the Continuation Agreements begin on the effective date of the individual agreement with each named executive officer.  Each individual agreement was executed after the date of each named executive officer’s initial employment.

(2)           The material assumptions applied in quantifying the present value of the current accrued benefits include the use of a 7% discount rate and an age of death of 85 using the 2000 U.S. Life Mortality Table.

The Company and its affiliates have entered into Executive Salary Continuation Agreements (Continuation Agreements) with certain executives of the Company and its affiliates with an endorsement split dollar life insurance plan for.  The Continuation Agreements are designed to provide an annual defined retirement benefit payable for the life of the executive.  These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the costs of the Continuation Agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death.  The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer.  The Company owns the policy and its entire surrender value.

For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age are as follows:  H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000 Patrick N. Frye - $125,000; C. David Robertson - $50,000; and. Ronald F. Miller - $50,000.

Estimated Payments Upon Termination

The following tables summarize potential estimated payments to our Named Executive Officers under existing Summit contracts, agreements, plans or arrangements for various scenarios involving termination of employment due to: voluntary resignation, termination for good cause, termination without good cause, death, disability, or change of control of the Company.  The below information is as of December 31, 2008, and does not include benefits other Company employees would typically receive in the event of similar circumstances.

	Estimated Payments upon Termination Due to:
	Voluntary	Termination	Termination			Change in
	Resignation	for Good	Not For Good		Disability	Company
Name	(a)	Cause (b)	Cause (c)	Death (d)	(e)	Control (f)
H. Charles Maddy, III	$ 204,000	$ -	$ 999,000	$2,461,000	$1,397,000	$1,471,000
Robert S. Tissue	$ 81,000	$ -	$ 290,000	$1,080,000	$ 81,000	$ 671,000
Patrick N. Frye	$ 110,000	$ -	$ 324,000	$1,223,000	$ 110,000	$ 940,000
C. David Robertson	$ 329,000	$ -	$ 614,000	$ 687,000	$ 329,000	$ 443,000
Ronald F. Miller	$ 329,000	$ -	$ 614,000	$ 737,000	$ 329,000	$ 453,000

(a)	Amounts payable upon voluntary resignation consist of installment payments commencing at normal retirement age.

(b)
With respect to Mr. Maddy, above illustration of termination for good cause assumes an act of “gross negligence”.  In the event of an act of “simple negligence”, Mr. Maddy would receive 1 times his current annual base salary ($397,500).

(c)
In the event of termination not for good cause, each NEO receives a lump sum payment equal to the current present value of their respective vested benefit under the executive salary continuation agreements. In addition, Mr. Maddy would receive a payment equal to 2 times his current base salary. Mr. Tissue and Mr. Frye would receive a payment equal to the greater of one year’s base salary or the total base salary for the remainder of their respective employment agreements.  Mr. Robertson and Mr. Miller would receive a payment equal to the greater of 6 months of their base salary or the total base salary for the remainder of their respective employment agreements.  Mr. Tissue and Mr. Frye also receive their Company automobile. Conditions and obligations to the receipt of payments not for good cause are described in the Compensation Discussion and Analysis, which begins on page 28.

(d)
Upon death, each NEO’s designated beneficiary would receive the NEO’s respective split dollar life insurance death benefit and a lump sum payment equal to the current present value of their vested benefit under the executive salary continuation agreements.  In addition, Mr. Maddy’s designated beneficiary would receive 3 times his current annual base salary and his family would receive continuation of their health insurance coverage benefits on the same terms as they previously received for 1 year.

(e)
With respect to termination payments made in the event of disability, Mr. Maddy would receive 3 times his current annual base salary plus a lump sum payment equal to the current present value of his vested benefit under his executive salary continuation agreement. Conditions and obligations to the receipt of this payment are described in the

Compensation Discussion and Analysis, Employment Agreement - Mr. Maddy on page 28.  The other NEO’s would receive a lump sum payment equal to the current present value of their respective vested benefit under their executive salary continuation agreements.

(f)
Illustration of payments in the event of termination due to a change in Company control assumes a scenario whereby the maximum estimated potential payments with respect to each NEO are payable. Such payments would consist of:

Estimated Payments upon Termination in Event of a Change in Company Control
Name	Severance	Value of Accelerated Vesting of Stock Options	Present Value of Accelerated Benefits under Salary Continuation Agreements	Continuation of Health Insurance Benefits (1)	Value of Company Automobile	Estimated Tax Gross Up (2)	Total
H. Charles Maddy, III (3)	$ 1,193,000	$ -	$ 250,000	$ 28,000	$ -	$ -	$ 1,471000
Robert S. Tissue (4)	$ 442,000	$ -	$ 188,000	$ 13,000	$ 28,000	$ -	$ 671,000
Patrick N. Frye (4)	$ 442,000	$ -	$ 255,000	$ 14,000	$ 33,000	$ 196,000	$ 940,000
C. David Robertson (5)	$ 360,000	$ -	$ 83,000	$ -	$ -	$ -	$ 443,000
Ronald F. Miller (5)	$ 360,000	$ -	$ 83,000	$ 10,000	$ -	$ -	$ 453,000

(1)
In the event of termination in the event of a change in Company control, each NEO would receive continuation of their health insurance coverage benefits on the same terms as they previously received for the following terms:  Mr. Maddy – 3 years; Mr. Tissue and Mr. Frye -- 2 years; and, Mr. Robertson and Mr. Miller – 18 months.

(2)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each NEO’s average five-year W-2 earnings multiplied by 2.99.

(3)
There are five (5) scenarios under which Mr. Maddy may be terminated and paid severance under his Change in Control Agreement.  The amount disclosed in the severance column in the above table represents the amount of severance under scenarios one, four and five described below.  The five scenarios are as follows:

•    Under the first scenario, if Mr. Maddy works for the acquiring company for a period of one year (the “Transition Period”), then upon expiration of the Transition Period, he is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

•    Under the second scenario, if Mr. Maddy terminates his employment within six months of a change of control, then he is entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.  The amount of severance under this scenario is $298,000.

•    Under the third scenario, if Mr. Maddy terminates his employment after the first six months following the change of control, but before completion of the Transition Period, then he is not entitled to a severance payment under the Change in Control Agreement.

•           Under the fourth scenario, if Mr. Maddy terminates for Good Reason (as defined in the Compensation Discussion and Analysis, which begins on page 28) or is terminated under circumstances constituting wrongful termination, then he is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

•    Under the fifth scenario, if Mr. Maddy is terminated as a result of disability or death, Mr. Maddy is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

(4)
There are two (2) scenarios under which Messrs. Tissue and Frye may be terminated and paid severance under the change of control provisions in each of their Employment Agreements.  The two scenarios are as follows:

•    If Messrs. Frye or Tissue are terminated for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of change of control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary.  The amount in the severance column in the above table represents the severance amount under this scenario.

•    If Messrs. Frye and Tissue terminate within six months of a change of control, the terminated executive officer is entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement).  The amount of severance under this scenario is $166,000 for both Mr. Tissue and Mr. Frye.

(5)
If Messrs. Robertson and Miller employment are involuntarily terminated or they voluntarily terminate their employment for the reasons described in the Compensation Discussion and Analysis, which begins on page 28, then they are entitled to severance equal to their monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control.

Director Compensation 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation (see attachment) ($) (3)	Total ($)
Frank A. Baer, III	$ 9,400	-	-	-		$ -	$ 9,400
Oscar M. Bean	$ 37,875	-	-	-		$ -	$ 37,875
Dewey F. Bensenhaver	$ 14,350	-	-	-		$ -	$ 14,350
James M. Cookman	$ 12,250	-	-	-		$ -	$ 12,250
John W. Crites	$ 18,625	-	-	-		$ -	$ 18,625
James P. Geary, II	$ 16,575	-	-	-		$ -	$ 16,575
Thomas J. Hawse, III	$ 18,025	-	-	-		$ -	$ 18,025
Phoebe F. Heishman	$ 14,875	-	-	-		$ -	$ 14,875
Gary L. Hinkle	$ 18,975	-	-	-		$ -	$ 18,975
Gerald W. Huffman	$ 15,250	-	-	-		$ -	$ 15,250
Duke A. McDaniel	$ 12,400	-	-	-		$ -	$ 12,400
G. R. Ours, Jr.	$ 12,900	-	-	-		$ -	$ 12,900
Charles S. Piccirillo	$ 16,800	-	-	-		$ -	$ 16,800

(1)
Directors of the Company received $1,100 per board meeting attended in 2008.  Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended.  Non-employee Directors serving on other Company Committees received $150 per committee meeting attended.

Members of the Board of Directors of the subsidiaries of the Company are paid an annual retainer fee based on the asset size of each subsidiary bank as of December 31st of the prior year and receive $125 for each meeting attended and $100 for each committee meeting attended.  All of the members of the Board of Directors of the Company are also members of the Board of Directors of a bank subsidiary of the Company except Mr. Baer, Mr. Bensenhaver, Mr. Cookman, Mr. Geary, Mr. Huffman, Mr. McDaniel, and Mr. Piccirillo.  Accordingly, all of the Directors of the Company except Mr. Geary receive fees from a bank subsidiary of the Company.  In addition, Mr. Maddy is a member of the Board of Directors of each subsidiary bank of the Company and as such receives fees from each bank subsidiary.  The fees received by Mr. Maddy are included in the Summary Compensation Table under “All Other Compensation”.

If an individual is a member of the Board of Directors of the Company or any of its subsidiaries and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.

Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned. The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds and Company stock.  Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments.  The Company’s subsidiaries have similar deferral plans for their directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.

(2)
Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned.  The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds and Company stock.  Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments.  The Company’s subsidiaries have similar deferral plans for their directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.   The Company has not provided above-market or preferential earnings on any non-qualified deferred compensation and, accordingly, no such amounts are reflected in the above table.

(3)
Certain members of the Company’s Board of Directors receive health insurance coverage under the Company’s health insurance plan.  This benefit is only available for directors originally elected to the Board prior to 1994.  For those still receiving health insurance coverage, such coverage will be eliminated upon their retirement.  The amount of the coverage provided did not exceed $10,000 for any one director.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation and Nominating Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND NOMINATING COMMITTEE

Oscar M. Bean

Dewey F. Bensenhaver

John W. Crites

Phoebe F. Heishman

Gary L. Hinkle

Thomas J. Hawse, III

Charles S. Piccirillo

EXECUTIVE OFFICERS

The names of the Executive Officers of Summit Financial Group, Inc. as of March 6, 2009, the present position and business position of such officers and the number of shares of Common Stock of the Company beneficially owned by such Executive Officers are as follows:

Name and Age as of the May 14, 2009 Meeting Date	Position, Principal Occupation and Business Experience	Amount of Beneficial Ownership of Shares of Common Stock as of March 6, 2009
		Shares	%
H. Charles Maddy III...(46)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Co-Chairman of Board of Directors of Summit Community Bank, a subsidiary of the Company, since June 2007. Chairman of Board of Directors of Summit Community Bank from 2002 to 2007. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Vice Chairman of the FHLB Board.	106,008(1)	1.38%
Robert S. Tissue …….(45)	Senior Vice President and Chief Financial Officer of Summit Financial Group since 1998.	72,357(2)	*
Patrick N. Frye ……..(50)
Director of Summit Financial Group since 2000.  Senior Vice President and Chief Credit Officer of Summit Financial Group since December 2003.  President and CEO of Summit Community Bank, a subsidiary of the Company, from 1998 to 2004.
		41,466(3)	*
C. David Robertson …(65)	Co-Chairman of Summit Community Bank Board of Directors since June 2007. President and CEO of Summit Community Bank, a subsidiary of the Company, from February 1999 to June 2007.	46,364(4)	*
Ronald F. Miller ……(65)	Director of Summit Financial Group since 1998. President and CEO of Summit Community Bank, a subsidiary of the Company, since 1998.	49,647(5)	*
Scott C. Jennings ……(47)	Senior Vice President and Chief Operating Officer of Summit Financial Group since 2000.	44,144(6)	*
Douglas T. Mitchell …(45)	Senior Vice President and Chief Banking Officer of Summit Financial Group since September 2005. Senior Vice President of SunTrust Bank 2002-2005. Area Vice President of Chevy Chase Bank 2000-2002.	14,454(7)	*

(1)	Includes 8,009 shares owned by spouse, 20,767 fully vested shares held in Company’s ESOP and exercisable stock options for 71,200 shares; 2,768 shares are pledged as collateral.
(2)	Includes 4,939 fully vested shares held in Company’s ESOP and exercisable stock options for 51,000 shares.
(3)	Includes 5,074 fully vested shares held in Company’s ESOP and exercisable stock options for 28,400.

(4)	Includes 1,670 shares owned by spouse, 5,814 fully vested shares held in Company’s ESOP and exercisable stock options for 18,880 shares.
(5)	Includes 6,777 fully vested shares held in Company’s ESOP and exercisable stock options for 34,400 shares.
(6)	Includes 10,542 fully vested shares held in Company’s ESOP and exercisable stock options for 33,400 shares.
(7)	Includes 454 fully vested Shares held in Company’s ESOP and exercisable stock options for 10,000 shares.

PRINCIPAL SHAREHOLDER

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s common stock as of March 6, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Common Stock	John W. Crites PO Box 867 Petersburg, WV 26847	548,816(1)	7.16%

(1)           Includes 316,792 shares jointly owned with spouse.

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors.  These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836.  The nomination must be received no later than:

·           thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or

·           five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days notice is given.

The nomination must contain the following information about the nominee and notifying shareholder:

·           name of the nominee;

·           address of the nominee;

·           principal occupation of the nominee;

·           the number of shares of common stock held by the notifying shareholder; and the name and address of the notifying shareholder.

The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2010 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 10, 2009, for inclusion in the proxy statement and form of proxy relating to that meeting.  We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

Shareholder proposals to be brought before our 2010 Annual Meeting and submitted outside the processes of Rule 14a-8 must be received by us, Attention: Secretary, at our principal executive offices by February 21, 2010.  If notice is not provided by February 21, 2010, the persons named in the Company’s proxy for the 2010 Annual Meeting of Shareholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2010 Annual Meeting of Shareholders.

Stock Transfers

Current market quotations for the common stock of Summit Financial Group, Inc. are available on The NASDAQ SmallCap Market under the symbol “SMMF.”

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2008, is being mailed concurrently with this Proxy Statement.

The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2008.  Requests for copies of such report should be directed to Julie R. Cook, Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jcook@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope.  No postage is required for mailing in the United States.

                        By Order of the Board of Directors,

                        April 7, 2009

Appendix A

SUMMIT FINANCIAL GROUP, INC.

2009 OFFICER STOCK OPTION PLAN

WITNESSETH this 2009 OFFICER STOCK OPTION PLAN dated as of the _____ day of _______, 2009, by SUMMIT FINANCIAL GROUP, INC. (“Corporation”), a West Virginia corporation:

1.
PURPOSE OF PLAN.  The purpose of this 2009 Officer Stock Option Plan (“Plan”) is to further the success of the Corporation and its subsidiaries by making stock of the Corporation available for purchase by officers of the Corporation or its subsidiaries through stock option grants.  The Plan provides an additional incentive to such officers to continue in the Corporation’s service and give them a greater interest as stockholders in the success of the Corporation.

2.
REFERENCE, CONSTRUCTION, AND DEFINITIONS.  Unless otherwise indicated, all references made in this Plan shall be to articles, sections and subsections of this Plan.  The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted, and applied by regulations, rulings, and cases.  The Plan is also designated so that options granted hereunder intended to comply with the requirements for “performance-based” compensation under Section 162(m) of the Code may comply with such requirements.  The creation and implementation of the Plan shall not diminish or prejudice other compensation plans or programs approved from time to time by the Board.  This Plan shall be construed in accordance with the laws of the state of West Virginia.  The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in construction of the provision of this Plan.  In the construction of this Plan, the masculine shall include the feminine and singular the plural, wherever appropriate.  The following terms shall have the meanings set forth opposite such terms:

(a)           “Board” means the Board of Directors of the Corporation.

(b)	“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday on which the Corporation’s Common Stock is available for purchase or sale.

(c)
“Change of Control” means (a) a report is filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person”, as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, other than the company or any company employee benefit plan, is or has become a beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder that a Change of Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; (c) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation; (d) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (e) during any period of twenty-four (24) consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company’s board unless the election, or nomination for election by the Company’s shareholders, of more than one-half of any new Directors of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such twenty-four (24) month period, either actually or by prior operation of this clause (e).  A Change of Control shall not include any transaction described in the definition of Change of Control in connection with which the Corporation executes a letter of intent or similar agreement with another company within one year from the effective date of the Plan.  The date of a Change of Control shall be deemed to be the date of the earlier of the date of (i) consummation of the transaction involving the Change of Control, or (ii) the execution of a definitive agreement by the Corporation involving a transaction deemed to be a Change of Control

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)
“Committee” means the Committee of the Board appointed by the Board to administer the Plan as constituted from time to time in accordance with Section 4(a); provided, however, that if the Committee shall not be in existence, the term “Committee” shall mean the Board.

(f)	“Common Stock” means the common stock ($2.50 par value) of the Corporation.

(g)	“Corporation” means Summit Financial Group, Inc., a West Virginia banking corporation.

(h)	“Date of Grant” means the date on which an option is granted under the Plan.

(i)	“Effective Date” means the date on which the Plan is approved and adopted by the shareholders of the Corporation.

(j)
“Fair Market Value” means (i) if the Common Stock is listed on an established securities exchange, the value per share shall be based on the arithmetic mean of its closing prices reported on such exchange at the close of business for the last five (5) most recent Business Days on which the Common Stock traded prior to the date of grant; provided however, if the Common Stock did not trade for five (5) Business Days during the continuous thirty (30) day period immediately prior to the date of grant, then the Fair Market Value shall be the arithmetic mean of the closing prices reported on such exchange at the close of business for the Business Days on which the common stock traded during said thirty (30) day period or if the Common Stock did not trade during said thirty (30) day period, then the Fair Market Value shall equal the closing price reported on such exchange at the close of business on the last trading day before the date of the grant; (ii) if the Common Stock is not listed on any United States securities exchange but is traded on any formal over-the-counter quotation system which reports quotations from more than one broker or dealer in the United States, the value per share shall be based on the simple average of the closing prices reported on the last five (5) Business Days on which the Common Stock traded prior to the date of grant provided however, if the Common Stock did not trade for five (5) Business Days during a continuous thirty (30) day period immediately prior to the date of grant, then the Fair Market Value shall be the arithmetic mean of the closing prices reported on such exchange at the close of business for the Business Days on which the common stock traded during said thirty (30) day period or if the Common Stock did not trade during said thirty (30) day period, then the

Fair Market Value shall equal the closing price reported on such exchange at the close of business on the last trading day before the date of the grant; or (iii) if the Common Stock is not readily tradable on an established securities exchange, the value per share shall be based on a reasonable valuation method that conforms to the requirements of Internal Revenue Code Section 409A.

(k)	“Non Qualified Stock Option” means an Option which is not of the type described in Section 422(b) or 423(b) of the Code.

(l)	“Option” means an option to purchase a share or shares of the Corporation’s par value Common Stock.

(m)	“Option Agreement” means the written agreement to be entered into by the Corporation and the Participant, as provided in Section 6 hereof.

(n)	“Participant” means any officer of the Corporation or its subsidiaries designated by the Committee and approved by the Board to receive a stock option grant pursuant to this Plan.

(o)	“Plan” means this 2009 Officer Stock Option Plan.

(p)	“Qualified Stock Option” means an Option which is of the type described in Section 422(b) of the Code.

(q)	“Retirement” shall mean termination of employment by the Participant (i) at the age of 65 or more, or (ii) after twenty-five years of service with the Corporation.

(r)	“Term” means the period during which a particular Option may be exercised in accordance with Section 9(b) hereof.

(s)
“Vest” or “Vesting” means the date, event, or act prior to which an Option, in whole or in part, is not exercisable, and as a consequence of which the Option, in whole or in part, becomes exercisable for the first time.

3.
STOCK SUBJECT TO PLAN.  Subject to the provisions of Sections 6, 7, 8 and 9, there shall be reserved for issuance or transfer upon the exercise of Options to be granted from time to time under the Plan an aggregate of three hundred and fifty thousand (350,000) shares of Common Stock, which shares may be in whole or in part, as the Board shall from time to time determine, authorized and unissued shares of Common Stock, or issued shares of Common Stock which shall have been reacquired by the Corporation.  If any Option granted under the Plan shall expire, terminate, or be canceled for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of the Plan.  The maximum aggregate number of shares that can be issued under the Plan through a Qualified Stock Option is one hundred thousand (100,000).

4.	ADMINISTRATION.

(a)
The Plan shall be administered by the Committee.  Actions by the Committee for purposes of this Plan shall be by not less than a majority of its members.  Any decision or determination reduced to writing and signed by all Committee members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.  The Committee shall report all action taken by it to the Board.

(b)	The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants under this Plan.

(c)
The Board may authorize the Committee to administer the Plan.  In the event the Board elects to administer the Plan, the Board shall have the power and authority otherwise delegated to the Committee in the Plan documents and all acts performed by the Committee under the Plan shall be performed by the Board.

(d)	The Committee shall have authority in its discretion, but subject to the express provisions of the Plan:

(1)	to determine Participants to whom Option may be granted;

(2)	to determine the time or times when Option may be granted;

(3)
to determine the purchase price of the Common Stock covered by each Option grant (notwithstanding anything in this Plan to the contrary, no Options shall be granted with a option price of less than Fair Market Value);

(4)	to determine the number of shares of Common Stock to be subject to each Option;

(5)
to determine when an Option can be exercised and whether in whole or in installments as the result of a Vesting schedule triggered by the passage of time or the attainment of performance goals set by the Committee and approved by the Board;

(6)	to prescribe, amend, or rescind rules and regulations relating to the Plan;

(7)
to determine any other terms and provisions and any related amendments to the individual Option Agreements, which need not be identical for each Participant, including such terms and provisions and amendments as shall be required in the judgment of the Committee to conform to any change in any law or regulation applicable thereto, and with particular regard to any changes in or effect of the Code and the regulations thereunder; and

(8)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

5.
PARTICIPATION.  Options may be granted to officers employed by the Corporation or its subsidiaries.  In determining the officers to whom Options may be granted and the number of shares to be covered by each grant, the Committee may take into account the nature of the services rendered by the respective officers, their present and potential contributions to the Corporation’s success, and such other factors as the Committee in its discretion shall deem relevant.  Non Qualified Stock Options may be granted to officers who currently hold Corporate stock or who hold or have held Options under this Plan.  Qualified Stock Options may be granted to key employees of the Corporation or its subsidiaries.  The term employees for purposes of participating in a Qualified Stock Option is defined pursuant to Code Section 3401(c) and the regulations issued thereunder and excludes independent contractors and directors of the Corporation in their capacity as such.  The term “key employees” means employees of Summit or its subsidiaries who hold the office of vice president or higher.

6.	OPTION GRANTS AND LIMITS.

(a)
Nothing contained in this Plan or in any resolution adopted or to be adopted by the Board shall constitute the granting of any Option hereunder.  The granting of an Option pursuant to the Plan shall take place only when a written Option Agreement shall have been duly executed and delivered by or on behalf of the Corporation and the officer (or his or her duly authorized attorney-in-fact) in whom such Option is to be granted.

(b)
During the Participant’s lifetime, any Option granted under this Plan shall be exercisable only by the Participant or any legally appointed guardian or legal representative of the Participant, subject to the limitations of Code Section 422, and the Option shall not be transferable except, in case of the death of the Participant, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution, or other similar process.  In the event of (i) any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option, except as provided in this Plan, or (ii) the levy of any attachment, execution, or similar process upon the rights or interests conferred by the Option, the Corporation may terminate the Option by notice to the Participant and upon such notice the Option shall become null and void.

(c)
Each Option Agreement shall include a Vesting schedule describing the date, event, or act upon which an Option shall Vest, in whole or in part, with respect to all or a specified portion of the shares covered by such Option.  This condition shall not impose upon the Corporation any obligation to retain the Participant in its employ for any period.

(d)
Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement between the Corporation and the Participant, in such form as the Committee shall from time to time approve, nonetheless each Option Agreement shall comply with and be subject to all of the terms and conditions in Sections 6, 7, 8, 9 and 10.

(e)
Options shall include Non Qualified Stock Options and Qualified Stock Options and each Option Agreement shall specifically state the number of shares of Common Stock to which the Option relates and what type of Option is being granted whether a Non Qualified Stock Option or Qualified Stock Option.

7.	QUALIFIED STOCK OPTIONS. Notwithstanding any provision of this Plan to the contrary the following requirements must be met for the issuance and exercise of a Qualified Stock Option:

(a)
Stockholder Approval: No Qualified Stock Options will be granted under this Plan unless stockholder approval of the Plan is secured within twelve (12) months prior to the adoption of the Plan or within the twelve (12) months following the adoption of the Plan.

(b)
Key Employees:  A Qualified Stock Option shall only be granted to a key employee of the Corporation or its subsidiaries.  The term employees for purposes of participating in a Qualified Stock Option is defined pursuant to Code Section 3401(c) and the regulations issued thereunder and excludes independent contractors and directors of the Corporation in their capacity as such.  The term key employees means employees of Summit or its subsidiaries who hold the office of vice president or higher.

(c)
Employment Requirement:  A Participant must be an employee of the corporation or its subsidiaries from the grant of a Qualified Stock Option until three (3) months prior to the exercise of the Qualified Stock Option.  If a Participant is terminated due to a permanent and total disability, said Participant must be an employee of the Corporation or its subsidiaries from the grant of a Qualified Stock Option until one (1) year prior to the exercise of the Qualified Stock Option.  An employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed ninety (90) days, or, if longer, the Participant’s right to re-employment is guaranteed either by statute or by contract.

(d)
Ten Year Granting Limit: Any Qualified Stock Option granted under this Plan must be granted within ten (10) years of the earlier of (i) the date the Plan is adopted or (ii) the date the Plan is approved by the stockholders.

(e)
Exercise Time Limit: Any Qualified Stock Option granted under this Plan must be exercised prior to the expiration of (i) ten (10) years from the date the option is granted or (ii) five (5) years from the date the option is granted to an employee who owns at least ten percent (10%) of the Corporation.

(f)
10% Ownership Limit: Any Participant at the time a Qualified Stock Option is granted cannot own stock having more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any subsidiary.  This ten percent (10%) stock ownership limit above does not apply if, at the time the Qualified Stock Option is granted:

(1)	the Qualified Stock Option price is at least one hundred and ten percent (110%) of the stock's Fair Market Value on the date of grant; and ,

(2)	the Qualified Stock Option, by its terms, is not exercisable more than five years after the date granted.

(g)
Aggregate $100,000 Limit: A stock option will not be treated as a Qualified Stock Option if the aggregate Fair Market Value as of the date of grant of the stock options exceed one hundred thousand dollars ($100,000) when first exercisable.  Any Option grant which exceeds this aggregate limit will be considered a Non Qualified Stock Option.

(h)
Stock Holding Period: Upon the transfer of stock to the Participant pursuant to the exercise of a Qualified Stock Option, the Participant shall not make a disposition of the share of stock so transferred before the later of the expiration of:

(1)	the two (2) year period from the date of grant of the Qualified Stock Option under which the stock was transferred; or

(2)	the one (1) year period from the date of transfer of the share of stock to the Participant.

If a Participant does not comply with the above stock holding period any such disposition will be considered a disqualifying disposition pursuant to Code Section 422 and 421 and the regulations issued thereunder.

The limitation in this Section 7(h) shall not be applicable if during the required holding period an insolvent Participant transfers stock acquired through the exercise of a Qualified Stock Option (i) to a trustee, receiver or other fiduciary, or (ii) for the benefit of creditors, in a bankruptcy or insolvency proceeding, subject to the limitations of Code Section 422.

(i)
Tandem Qualified Stock Options / Non Qualified Stock Options:  No tandem Qualified Stock Options / Non Qualified Stock Options will be issued under this Plan.  A tandem Qualified Stock Option / Non Qualified Stock Option would occur if both options were to be granted at the same time and where the exercise of one option affects the right to exercise the other option.

8.
OPTION PRICES.  The Option price to be paid by the Participants to the Corporation for each share purchased upon the exercise of the Option shall be not less than the Fair Market Value of the share on the date the Option is granted.  In no event may an Option be granted under the Plan if the Option price per share is less than the par value of a share.

9.	EXERCISE OF OPTIONS.

(a)
A Participant may exercise any Option granted under this Plan with respect to all or any part of the number of shares then exercisable under the terms of the written Option Agreement by giving the Committee written notice of intent to exercise.  The notice of exercise shall specify the number of shares to be purchased under the Option and the date of exercise.

(b)	Each Option granted under the Plan shall be exercisable only during a Term established by the Committee as set forth in the applicable Option Agreement.

(c)
Full payment of the option price for the shares purchased shall be made by the Participant on or before the exercise date specified in the notice of exercise.  Payment of the purchase price of any shares with respect to which the Option is being exercised shall be (i) cash, (ii) certified check to the order of the Corporation, or (iii) shares of Common Stock of the Corporation valued at the Fair Market Value on such Business Day as the Option or portion thereof is exercised.

(d)
The Corporation shall not be required to deliver certificates for such shares until full payment of the Option price has been made.  On or as soon as is practicable after the exercise date specified in the Participant’s notice and upon full payment of the Option price, the Corporation shall cause to be delivered to the Participant a certificate or certificates for the shares then being purchased (out of previously unissued Common Stock or reacquired Common Stock, as the Corporation may elect).  The exercise of the Option and the resulting obligation of the Corporation to deliver Common Stock shall, however, be subject to the condition that the listing, registration, or qualification of the Option or the shares upon any securities exchange or under any state or federal law, or the consent, or approval of any governmental regulatory body shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e)
If the Participant fails to pay for any of the shares specified in such notice or fails to accept delivery of the shares, his or her right to purchase such shares may be terminated by the Corporation.  The date specified in the Participant’s notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the shares to be purchased upon such exercise shall have been received by such date.

(f)
The holder of an Option shall not have any of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be issued or transferred to him or her upon the exercise of his or her Option.

10.	TERMINATION, DISABILITY, OR DEATH OF OPTION HOLDER. The ability to exercise Options under this Plan shall be conditioned as follows:

(a)
Exercise During and After Employment.  Unless otherwise provided in the terms of an Option, an Option may be exercised by the Participant while he or she is an employee if it is vested and if he or she has maintained since the date of the grant of the Option continuous status as an employee.

In the event of termination of the employment of a Participant by either the Participant or the Corporation to whom an Option has been granted under the Plan, other than a termination by reason of Retirement, permanent disability, or death (all as more fully described below), the Participant may (unless otherwise provided in his or her Option Agreement) exercise such Vested Options until the shorter of (i) the expiration of the stated term of the Option; (ii) in the case of Non Qualified Stock Options for a period of one (1) year from his or her termination date; or (iii) in the case of Qualified Stock Options for a period of ninety (90) days from the date of such termination.

(b)
Exercise Upon Retirement.  Unless otherwise provided in the terms of an Option, if a Participant’s continuous employment shall terminate by reason of his or her Retirement, at a retirement date authorized by the Committee, from the Corporation or its subsidiaries, a retired Participant shall be come one hundred percent (100%) Vested in any Option he or she has been granted under the Plan as of that date.  A Participant may exercise such Vested Options until the shorter of (i) the expiration of the stated term of the Option; (ii) in the case of Non Qualified Stock Options for a period of one (1) year from his or her retirement date; or (iii) in the case of Qualified Stock Options for a period of ninety (90) days from the date of such retirement.

(c)
Exercise Upon Permanent Disability.  Unless otherwise provided in the terms of an Option, if a Participant’s continuous employment shall terminate by reason of a permanent disability (as determined by the Participant establishing to the Committee his or her disability as defined in Code Section 22(e)(3) of the Code, as amended from time to time), then such Option of the disabled Participant may be exercised with respect to the number of shares covered by the Participant’s Option that were Vested immediately prior to that disability.  Such Option of the permanently disabled Participant may be exercised during the period the Option would have been exercisable if the permanently disabled Participant had not been permanently disabled and had remained in employment.  Notwithstanding the previous sentence, a Qualified Stock Option must be exercised within one (1) year after a Participant’s continuous employment is terminated by reason of a permanent disability, after the expiration of said one (1) year any unexercised Qualified Stock Options will become null and void.  Notwithstanding any provision in this subsection to the contrary, no extension to the Term of an Option shall be extended beyond the original Term of said Option.

(d)
Exercise Upon Death.  Unless otherwise provided in the terms of an Option, if a Participant’s continuous employment shall terminate by reason of his or her death, then to the extent that the Participant would have been entitled to exercise the Option immediately prior to his or her death, such Option of the deceased Participant may be exercised during the period the Option would have been exercisable if the deceased Participant had not died and had remained in employment, by the person or persons (including his or her estate) to whom his or her rights under such Option shall have passed by will or by laws of descent and distribution.  Notwithstanding the previous sentence, a Participant must be an employee of the Corporation or its subsidiaries (i) at the time of the Participant’s death or (ii) within three (3) months of the Participant’s death to entitle the person or persons (including his or her estate) to whom his or her rights under such Qualified Stock Option shall have passed by will or by laws of descent and distribution to exercise said Qualified Stock Option.  The stock holding requirement as provided in Section 7(h) is not applicable upon the death of a Participant.

11.	ADJUSTMENTS.

(a)
In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for which Options may be granted under the Plan.  In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event.  Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share.  All provided however, that all such adjustments made in respect of each Qualified Stock Option shall be accomplished so that such Qualified Stock Option shall continue to be an incentive stock option within the meaning of Code Section 422.  However, in no event shall this Subsection 11(a) be construed to permit a modification (including a replacement) of an Option if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (ii) would cause the Option subject to the modification (or cause a replacement Option) to be subject to Code Section 409A; and provided, further, that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Code Section 424(h).

(b)
In the event of a Change of Control, any Option under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than ninety (90) days’ written notice of the date so fixed shall be given to each Participant, and each such Participant shall have the right during such period to exercise any of his or her Options as to all or any part of the shares covered thereby including shares as to which such Options would not otherwise be exercisable by reason of any insufficient lapse of time.  Notwithstanding any provision in this Plan to the contrary, no extension of the Term of an Option shall be granted under any circumstances under this Plan; consequently if the prohibition on Term extensions and the expiration date of the original Term of an Option would cause the above required ninety (90) day written notice period to be violated, said notice period will be shortened appropriately to ensure that the original Term of any Option is not extended.

(c)
Adjustment and determinations under this Section 11 shall be made by the Committee, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

12.
CHANGE OF CONTROL.  Notwithstanding any other Plan provisions or grant term, in the event of a Change of Control, all Options granted hereunder shall become Vested and exercisable regardless of the number of years that have passed since the Date of Grant and regardless of any vesting provisions in the Option Agreements.  Notwithstanding any provision in this Section to the contrary, no extension to the Term of an Option shall be extended beyond the original Term of said Option.

13.
AMENDMENT AND TERMINATION.  Unless the Plan shall theretofore have been terminated as hereinafter provided, no Option shall be granted thereunder after the tenth (10th) anniversary of the Effective Date.  All other Plan provisions shall remain in effect with respect to Options granted prior to the tenth (10th) anniversary of the Effective Date.  The Board may terminate the Plan or make such modifications or amendments thereof as it shall deem advisable, or to conform to any change in any law or regulation applicable thereto, including without limitation (a) increasing the maximum number of shares to which Options may be granted under the Plan, subject to shareholder approval and the limitations applicable to issuance of Qualified Stock Options or Non Qualified Stock Options; (b) changing the class of employees eligible to be granted Non Qualified Stock Options, subject to shareholder approval and the limitations applicable to issuance of Qualified Stock Options or Non Qualified Stock Options; (c) increasing the periods during which Non Qualified Stock Options may be granted, subject to the limitations applicable to issuance of Qualified Stock Options or Non Qualified Stock Options; or (d) providing for the administration of the Plan in a manner which may avoid, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affecting the rights of such Participant under such grant.  All provided that (i) no such amendment or modification shall be effective if it would cause this Plan to violate Code Sections 409A and 422 and the regulations and guidance thereunder and consequently cause this Plan to be subject to 409A or cause any Qualified Stock Option issued hereunder to be treated as a Non Qualified Stock Option.

14.
RESTRICTIONS ON ISSUING SHARES.  The transfer of a share of Common Stock upon the exercise of each Option shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration or qualification of any shares otherwise deliverable upon any securities exchange or under any state or federal law, or that the consent or approval of such regulatory body, is necessary or desirable as a condition, of, or in connection with, such transfer of shares pursuant thereto, then in any such event, such transfer shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained under conditions acceptable to the Corporation.

15.
USE OF PROCEEDS.  The proceeds received from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Corporation’s general funds and used for general corporate purposes.

16.
INDEMNIFICATION OF COMMITTEE.  In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may a be party by reason of any action taken or failure to act under or in connection with the Plan, or any Option and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of bad faith.  Upon the institution of any such action, suit, or proceeding, a Committee member shall notify the Corporation in writing, giving an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his or her own behalf.

17.	EFFECTIVENESS OF THE PLAN. The Plan shall become effective as of the Effective Date.

18.	MISCELLANEOUS.

(a)
Employment Not Affected.  Neither the granting of an Option nor its exercise shall be construed as granting to the Participant any right with respect to continuance of his or her employment with the Corporation or its subsidiaries.  Except as may otherwise be limited by a written agreement between the Corporation or its subsidiaries and the Participant, the right of the Corporation or its subsidiaries to terminate at will the Participant’s employment with it at any time (whether by dismissal, discharge, retirement, or otherwise) is specifically reserved by the Corporation or its subsidiaries as the employer or on behalf of the employer (whichever the case may be) and acknowledged by the Participant.

(b)	Binding on Successors and Assigns. This Plan shall be binding on the Corporation, its successors and assigns.

(c)	Notice. Any notice to the Corporation provided for in this instrument shall be addressed to it in care of its President at its principal office in West Virginia, and any notice to the

Participant shall be addressed to the Participant at the current address shown on the payroll records of the Corporation.  Any notice shall be deemed to be duly given if and when properly addressed and posed by registered or certified mail, postage prepaid.

(d)
Construction.  If any provision of the Plan or any Option Agreement is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan or Option Agreement, but shall be fully severable, and the Plan or Option Agreement shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.  For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of West Virginia shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions.

19.	INTERPRETATION.

(a)
The terms of this Plan concerning the issue of Qualified Stock Options are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of incentive stock options under Code Section 422.  If any provision of the Plan applicable to Qualified Stock Options conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect and such regulation or ruling shall be deemed to be a part of this Plan as if originally a part hereof.

(b)
The terms of this Plan concerning the issue of Non-qualified Stock Options are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating thereto, including without limitation, the provisions of § 409A of the Code.  If any provision of the Plan applicable to Non-qualified Stock Options conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect and such regulation or ruling shall be deemed to be a part of this Plan as if originally a part hereof.

                                                        SUMMIT FINANCIAL GROUP, INC.

                                                       By:  _________________________________
                                                      H. Charles Maddy, III
                                                          President

Attest:  _______________________
Teresa Ely
Title:      Assistant Secretary